                                                FILED PURSUANT TO RULE 424(b)(1)
                                                REGISTRATION NO. 333-12233

PROSPECTUS

                               2,000,000 Shares

                                     LOGO
                                 COMMON STOCK

                               ----------------

    OF THE 2,000,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 1,715,000 SHARES ARE BEING SOLD BY THE COMPANY AND 285,000 SHARES ARE BEING SOLD BY
    THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE
     COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES
        BY THE SELLING STOCKHOLDERS. PRIOR TO THIS OFFERING, THERE HAS
        BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. SEE
         "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS CONSIDERED IN
                DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                               ----------------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                         COMMENCING ON PAGE 4 HEREOF.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE  SECURITIESAND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                               PRICE $15 A SHARE
                               ----------------

                                          UNDERWRITING              PROCEEDS TO
                              PRICE TO   DISCOUNTS AND  PROCEEDS TO   SELLING
                               PUBLIC    COMMISSIONS(1) COMPANY(2)  STOCKHOLDERS
                              --------   -------------- ----------- ------------
Per Share...................     $15.00        $1.05        $13.95      $13.95
Total(3).................... $30,000,000   $2,100,000   $23,924,250  $3,975,750

--------
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Company estimated at $850,000.
  (3) The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 300,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Stockholders will be $34,500,000, $2,415,000, $25,249,500 and $6,835,500, respectively. See "Underwriters."

                               ----------------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Ropes & Gray, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about November 8, 1996 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                               ----------------

MORGAN STANLEY & CO.
   Incorporated
                              ALEX. BROWN & SONS
                                 Incorporated
                                                          MONTGOMERY SECURITIES

November 4, 1996

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL NOVEMBER 29, 1996 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    4
The Company.........................   10
Use of Proceeds.....................   10
Dividend Policy.....................   10
Capitalization......................   11
Dilution............................   12
Selected Consolidated Financial
 Data...............................   13
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   14

                                   PAGE
                                   ----
Business.........................   21
Management.......................   35
Certain Transactions.............   42
Principal and Selling
 Stockholders....................   44
Description of Capital Stock.....   46
Shares Eligible for Future Sale..   49
Underwriters.....................   51
Legal Matters....................   52
Experts..........................   52
Additional Information...........   52
Index to Consolidated Financial
 Statements......................  F-1

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited consolidated interim financial information.

                               ----------------

  SeaChange(TM), SeaChange SPOT System(TM) and MediaCluster(TM) are trademarks of the Company. This Prospectus also includes trademarks and tradenames of companies other than SeaChange International, Inc.

                               ----------------

  Except as set forth in the financial statements or as otherwise indicated herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the filing, prior to the consummation of this offering, of the Amendment to the Certificate of Incorporation of the Company increasing the authorized shares of Common Stock;
(iii) reflects the filing upon the closing of this offering of the Amended and Restated Certificate of Incorporation of the Company; (iv) reflects, upon the consummation of this offering, the conversion of all outstanding shares of the Company's Preferred Stock into shares of Common Stock; (v) reflects the 3-for-2 split of the Company's capital stock effected prior to the consummation of this offering and (vi) reflects the 100-for-1 split of the Company's capital stock effected on August 3, 1995. See "Description of Capital Stock," "Underwriters" and Note 8 of Notes to Consolidated Financial Statements.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                      4/C

                              [INSIDE FRONT COVER]
                            [PICTURES AND CAPTIONS]


                 [A GRAPHIC REPRESENTATION OF THE PROCESS FOR
                     DIGITAL VIDEO DELIVERY APPEARS HERE]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.
                                  THE COMPANY
  SeaChange provides software-based products to manage, store and distribute digital video for cable television operators and telecommunications companies. The Company's products utilize its proprietary distributed application software and standard industry components to automate the management and distribution of short- and long-form video streams including advertisements, movies, news updates and other video programming requiring precise, accurate and continuous execution. The Company's digital video products are designed to provide higher image quality and to be more reliable, easier to use and less expensive than analog tape-based systems. In addition, SeaChange's products enable its customers to increase revenues by offering more targeted services such as geography-specific spot advertising and Video-On-Demand movies.

  SeaChange's products address a number of specific markets. The SeaChange SPOT System is the leading digital advertisement and other short-form video insertion system for the multichannel television market in terms of installations in the United States, based on currently available industry sources and the Company's internal data. The SeaChange SPOT System encodes analog video forms such as commercials and news updates, stores them in remote or local digital libraries, and inserts them automatically into television network streams. The SPOT System provides high run-rate accuracy and video image quality, permits geographic and demographic specificity of advertisements and reduces operating costs. The Company has recently introduced the SeaChange Movie System, which provides long-form video storage and delivery for the Video-On-Demand and pay-per-view movie markets, and is developing the SeaChange Programming System, a long-form video storage and delivery product for cable television operators and telecommunications companies. The SeaChange Media Management Software operates in conjunction with the SeaChange SPOT System to automate and simplify complex sales, scheduling and billing processes for the multichannel television market. The Company also sells its Video Server 100, which is designed to store and distribute video streams of various lengths, and MediaCluster, SeaChange's proprietary software technology that enables multiple Video Server 100s to operate together as an integrated server, to systems integrators and value added resellers.

  The Company's products are installed in over 100 geographic markets in the United States and 6 internationally. The Company's customers include Comcast Corporation, Continental Cablevision, NYNEX Video Services Operations Company, Pacific Telesis Video Services, Tele-Communications, Inc., TELEWEST Communications Group plc, Time Warner, Inc. and U S WEST, Inc.

                                  THE OFFERING

Common Stock offered............  2,000,000 shares, including 1,715,000 shares by the Company and 285,000 shares by the Selling Stockholders

Common Stock to be outstanding    12,752,012 shares(1)
 after this offering............

Use of proceeds.................  For general corporate purposes, including working capital, product development and capital expenditures. See "Use of Proceeds."

Nasdaq National Market symbol...  SEAC

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED   SIX MONTHS ENDED
                          PERIOD FROM JULY 9, 1993  DECEMBER 31,      JUNE 30,
                            (INCEPTION) THROUGH    -------------- -----------------
                             DECEMBER 31, 1993      1994   1995     1995     1996
                          ------------------------ ------ ------- -------- --------
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Revenues................           $ 213           $5,690 $23,202 $ 11,577 $ 24,354
Income (loss) from oper-
 ations.................             (17)             203   1,810    1,747    3,350
Net income (loss).......             (18)             155   1,211    1,129    2,122
Net income (loss) per
 share(2)...............            (.01)             .02     .10      .09      .18
Weighted average common
 shares and equivalent
 common shares
 outstanding(2).........           2,700            9,399  11,575   11,901   11,585

                                                              JUNE 30, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................... $ 1,369    $24,443
Total assets.............................................  23,857     46,931
Long-term liabilities....................................   --          --
Redeemable convertible preferred stock...................   4,008       --
Total stockholders' equity...............................   1,373     28,455

-------
(1) Based on shares of Common Stock outstanding as of August 31, 1996. Excludes
    (i) 681,414 shares of Common Stock issuable upon exercise of options outstanding as of August 31, 1996, of which options to purchase 41,102 shares were then exercisable and (ii) 1,591,973 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Management--Stock Plans" and Note 9 of Notes to Consolidated Financial Statements.
(2) For an explanation of the determination of the number of shares used in computing net income (loss) per share, see Note 2 of Notes to Consolidated Financial Statements.
(3) Pro forma to reflect the conversion of all issued and outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering and adjusted to reflect the sale of 1,715,000 shares of Common Stock offered by the Company hereby after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, particularly the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

  Limited Operating History and Operating Results. The Company was founded in July 1993 and commenced shipment of its initial products in the third quarter of 1994. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. Increases in operating expenses are expected to continue and may result in a decrease in operating income. There can be no assurance that the Company will continue to sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have in the past varied and in the future will be affected by factors such as: (i) the timing and recognition of revenue from significant orders, (ii) the seasonality of the placement of customer orders, (iii) the success of the Company's products, (iv) increased competition, (v) changes in the Company's pricing policies or those of its competitors, (vi) the financial stability of major customers, (vii) new product introductions or enhancements by competitors, (viii) delays in the introduction of products or product enhancements by the Company, (ix) customer order deferrals in anticipation of upgrades and new products, (x) the ability to access a sufficient supply of sole source and third party components, (xi) the quality and market acceptance of new products, (xii) the timing and nature of selling and marketing expenses (such as trade shows and other promotions), (xiii) personnel changes, and
(xiv) economic conditions affecting the Company's customers. Any significant cancellation or deferral of purchases of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations in any particular quarter, and to the extent significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company's expense levels are based, in part, on its expectations as to future revenues, and the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. If revenues are below expectations, operating results are likely to be adversely affected and net income may be disproportionately affected because a significant portion of the Company's expenses do not vary with revenues.

  Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

  Seasonality. The Company's business has been seasonal with more orders being placed and greater revenues being recognized in the first and second quarters than in the third and fourth quarters. The Company believes that the concentration of order placements in specific quarterly periods is due to customers' buying patterns and budgeting cycles in the cable television industry. The Company anticipates that these patterns will continue in the future. As a result, the Company's results of operations have in the past and likely will in the future vary seasonally in accordance with such purchasing activity. Due to the relatively fixed nature of certain of the Company's costs throughout each quarterly period, including personnel and facilities costs, the decline of revenues in any quarter typically results in lower profitability in that quarter and in such event, the price of the Company's Common Stock would likely be materially adversely effected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

  Management of Growth. The Company has experienced growth in revenues and expansion of its operations which have placed significant demands on the Company's management, administrative and operational resources. Following the audit of the Company's financial statements for the six months ended June 30, 1996, the Company received a management letter from its independent accountants which disclosed a reportable condition with respect to inventory controls that occurred in connection with the implementation of a new automated accounting system in May 1996. The Company has recently hired additional accounting and finance personnel, including a chief financial officer and a new controller, and is implementing additional financial and management controls, reporting systems and procedures which the Company believes will correct such reportable condition. However, the Company believes that further improvements in management and operational controls are needed, and would continue to be needed to manage any future growth. Continued growth will also require the Company to hire more technical, selling and marketing, support and administrative personnel, expand manufacturing and customer service capabilities, and update or expand management information systems. There can be no assurance that the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion or to satisfactorily support its customers and operations. Also, the Company may in the future acquire complementary service or product lines, technologies or businesses, although the Company has no present understandings, commitments or agreements with respect to any significant acquisitions. If the Company's management is unable to manage growth effectively or integrate any acquisition into the Company's operations successfully, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business-- Employees," "Management--Executive Officers and Directors" and "Use of Proceeds."

  Product Concentration. Sales of the SeaChange SPOT System have accounted for substantially all of the Company's revenues to date, and this product and related enhancements are expected to continue to account for a majority of the Company's revenues at least through 1997. The Company's success depends in part on continued sales of the SeaChange SPOT System. A decline in demand or average selling prices for the SeaChange SPOT System product line, whether as a result of new product introductions by others, price competition, technological change, inability to enhance the products in a timely fashion, or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products."

  Highly Competitive Market. The market for digital video products is highly competitive. The Company currently competes against suppliers of both analog tape-based and digital systems in the advertisement insertion market and against both computer companies offering video server platforms and more traditional movie application providers in the movie system market. When the Company introduces products in the television broadcast market, the Company expects to compete in that market against various computer companies offering video server platforms and television equipment manufacturers. Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including computer hardware and software companies and television equipment manufacturers, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share which would adversely affect the Company's business, financial condition and results of operations. Many of the Company's current and potential competitors have greater financial, selling and marketing, technical and other resources than the Company. Moreover, the Company's competitors may also foresee the course of market developments more accurately than the Company. Although the Company believes it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by the Company in research and product development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to compete successfully with its existing competitors or with new competitors. See "Business--Competition."

  Dependence on Emerging Digital Video Market. Cable television operators and television broadcasters have historically relied on traditional analog technology for video management, storage and distribution. Digital video technology is still a relatively new technology and requires a significant initial investment of capital. The Company's future growth will depend both on the rate at which television operators convert to digital video systems and the rate at which digital video technology expands to additional market segments. There can be no assurance that the use of digital video technology will expand among television operators or into additional markets. Any failure by the market to accept digital video technology will have a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Industry Background."

  Risks Associated with Expansion into New Markets. To date the Company's products have been purchased primarily by cable television operators and telecommunications companies. The Company's success depends in part on the penetration of new markets. In particular, the Company plans to introduce several products for use by television broadcasters. These broadcast products will be directed toward a market that the Company has not previously addressed. There can be no assurance that the Company will be successful in marketing and selling these new products to customers in the broadcast television market. Any inability of the Company to penetrate this new market would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products."

  Risk of New Product Introductions. The Company's future success requires that it develop and market additional products that achieve significant market acceptance and enhance its current products. The Company has recently introduced a new product which enables television operators to provide Video-On-Demand and scheduled playback services to hotels and apartments. The success of this product may depend in part on relationships with movie content providers. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of this and other new products and enhancements, or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new product offerings may cause customers to defer purchasing existing Company products. Moreover, there can be no assurance that, despite testing by the Company, and by current and potential customers, errors or failures will not be found in the Company's products, or, if discovered, successfully corrected in a timely manner. Such errors or failures could cause delays in product introductions and shipments, or require design modifications that could adversely affect the Company's competitive position. The Company's inability to develop on a timely basis new products, enhancements to existing products or error corrections, or the failure of such new products or enhancements to achieve market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "--Research and Product Development."

  Rapid Technological Change. The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with the software-based solutions provided by the Company or reduce the cost of existing products or services, any of which could enable the Company's existing or potential customers to fulfill their video needs better and more cost efficiently than with the Company's products. The Company's future success will depend on its ability to enhance its existing digital video products, including the development of new applications for its technology and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. There can be no assurance that the Company will be successful in enhancing its digital video products or developing, manufacturing and marketing new products which satisfy customer needs or achieve market acceptance. In addition, there can be no assurance that services, products or technologies developed by others will not render the Company's products or technologies uncompetitive, unmarketable or obsolete, or that announcements of currently planned or other new product offerings by either the Company or its competitors will not cause customers to defer or fail to purchase existing Company solutions. The failure of the Company to respond to rapidly changing technologies related to digital video could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "--Research and Product Development."

  Significant Concentration of Customers. The Company's customer base is highly concentrated among a limited number of large customers, primarily due to the fact that the cable television and telecommunications industries in the United States are dominated by a limited number of large companies. A fairly limited number of customers account for a significant percentage of the Company's revenues in any year. In 1994 and 1995 and the six months ended June 30, 1996, revenues from the Company's five largest customers represented approximately 94.7%, 90.9% and 75.1%, respectively, of the Company's total revenues. In each of 1994, 1995 and the six months ended June 30, 1996, four customers each accounted for more than 10% of the Company's revenues, one of which accounted for more than 10% of the Company's revenues in each such period. The Company generally does not have written continuing purchase agreements with its customers and does not have any written agreements that require customers to purchase fixed minimum quantities of the Company's products. The Company's sales to specific customers tend to vary significantly from year to year depending upon such customers' budgets for capital expenditures and new product introductions. In addition, the Company derives a substantial portion of its revenues from products that have a selling price in excess of $200,000. The Company believes that revenue derived from current and future large customers will continue to represent a significant proportion of its total revenues. The loss of, or reduced demand for products or related services from, any of the Company's major customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers."

  Dependence on Sole Source Suppliers and Third Party Manufacturers. Certain key components of the Company's products are currently purchased from a sole supplier, including a computer chassis manufactured by Trimm Technologic Inc., a disk controller manufactured by Mylex Corporation, an MPEG-2 decoder card manufactured by Vela Research, Inc. and an MPEG-2 encoder manufactured by Optivision, Inc. The Company does not have material written supply agreements with these or any of its suppliers. The Company has in the past experienced quality control problems, where products did not meet specifications or were damaged in shipping, and delays in the receipt of such components. These problems were generally of short duration and did not have a material adverse effect on the Company. However, the Company may in the future experience similar types of problems which could be more severe or more prolonged. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company relies on a limited number of third parties who manufacture certain components used in the Company's products. While to date there has been suitable third party manufacturing capacity readily available at acceptable quality levels, there can be no assurance that such manufacturers will be able to meet the Company's future volume or quality requirements or that such services will continue to be available to the Company at favorable prices. Any financial, operational, production or quality assurance difficulties experienced by such third party manufacturers that result in a reduction or interruption in supply to the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

  Regulation of Telecommunications and Television Industries. The telecommunications and television industries are subject to extensive regulation in the United States and other countries. The Company's business is dependent upon the continued growth of such industries in the United States and internationally. Although recent legislation has lowered the legal barriers to entry for telecommunications companies into the United States multichannel television market, there can be no assurance that such telecommunications companies will successfully enter this or related markets. Moreover, the growth of the Company's business internationally is dependent in part on similar deregulation of the telecommunications industry abroad and there can be no assurance that such deregulation will occur. Television operators are also subject to extensive government regulation by the Federal Communications Commission ("FCC") and other federal and state regulatory agencies. These regulations could have the effect of limiting capital expenditures by television operators and thus could have a material adverse effect on the Company's business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could adversely affect the Company's customers, and thereby materially adversely affect the Company's business, financial condition and results of operations. See "Business--Industry Background."

  Lengthy Sales Cycle. Digital video products are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of such products typically requires coordination and agreement among a potential customer's corporate headquarters and its regional and local operations. For these and other reasons, the sales cycle associated with the purchase of the Company's digital video products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which the Company has little or no control. Based upon all of the foregoing, the Company believes that the Company's quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

  Dependence on Key Personnel and Hiring of Additional Personnel. The Company's success depends to a significant degree upon the continued contributions of its key management, engineering, selling and marketing and manufacturing personnel, many of whom would be difficult to replace. The Company does not have employment contracts with its key personnel. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, selling and marketing, finance and manufacturing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers and sales personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management--Executive Officers and Directors."

  Dependence on Proprietary Rights. The Company's success and its ability to compete is dependent, in part, upon its proprietary rights. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual provisions to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. The Company attempts to ensure that its products and technology do not infringe the proprietary rights of third parties. The Company received a letter in January 1996 stating that the Company's video insertion system may be utilizing technology patented by a third party. The Company did not respond to such letter and has received no further communication from the holder of these patents. The Company does not believe that its products infringe the patents mentioned in such letter. However, there can be no assurance that the holder of these patents or other third parties will not assert infringement claims against the Company in the future or that any such claim will not be successful. See "Business--Proprietary Rights."

  Risks Associated with International Sales. Prior to 1996, the Company derived no significant revenues from international operations. International sales accounted for approximately 7% of the Company's revenues in the first six months of 1996, and the Company expects that international sales will account for a significant portion of the Company's business in the future. However, there can be no assurance that the Company will be able to maintain or increase international sales of its products. International sales are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, in servicing and supporting overseas products and in translating products into foreign languages. International operations are subject to difficulties in collecting accounts receivable, staffing and managing personnel and enforcing intellectual property rights. Other factors that can also adversely affect international operations include fluctuations in the value of foreign currencies and currency exchange rates, changes in import/export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Selling and Marketing."

  Concentration of Ownership. Following this offering, the Company's officers, directors and their affiliated entities, and other holders of 5% or more of the Company's outstanding capital stock (prior to this offering), together will beneficially own approximately 66.8% of the outstanding shares of Common Stock of the Company. As a result, such persons will have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company which may be favored by a majority of the remaining stockholders, or cause a change of control not favored by the Company's other stockholders. See "Management" and "Principal and Selling Stockholders."

  No Prior Trading Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price was determined solely by negotiations between the Company and the Representatives of the Underwriters and therefore may not be indicative of prices that will prevail in the trading market after this offering. The market price of the Company's Common Stock could be subject to wide fluctuations in response to, and may be adversely affected by, variations in quarterly operating results, changes in earnings estimates by analysts, adverse earnings or other financial announcements of the Company's customers and market conditions in the industry, as well as general economic conditions. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many companies' stock and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Underwriters" for a discussion of the factors considered in determining the initial public offering price.

  Shares Eligible for Future Sale. Sales of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. In addition to the 2,000,000 shares offered hereby, approximately 298,000 shares of Common Stock outstanding as of August 31, 1996, which are not subject to 180-day lock-up agreements (the "Lock-Up Agreements") with the representatives of the Underwriters, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the "Securities Act") beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements, 180 days after the date of this Prospectus, approximately 6,530,000 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. At August 31, 1996, approximately 48,000 shares of Common Stock were issued or issuable pursuant to vested options under the Company's stock plans. Shares issued or issuable upon exercise of options under these plans generally will be eligible for sale in the public market, subject to the Lock-Up Agreements. In addition, the holders of approximately 1,093,000 shares of Common Stock will have certain rights to registration of their shares under the Securities Act. See "Shares Eligible for Future Sale," and "Underwriters."

  Immediate and Substantial Dilution. Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

  Potential Adverse Effects of Anti-Takeover Provisions; Availability of Preferred Stock for Issuance. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company, including provisions that allow the Board of Directors to take into account a number of non-economic factors, such as the social, legal and other effects upon employees, suppliers, customers and creditors, when evaluating offers for acquisitions of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock or of rights to purchase Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects" and "--Preferred Stock."

                                  THE COMPANY

  The Company was incorporated in Delaware in July 1993 under the name SeaView Technology, Inc. and changed its name to SeaChange Technology, Inc. in September 1993 and to SeaChange International, Inc. in March 1996. The Company's principal executive offices are located at 124 Acton Street, Maynard, Massachusetts, 01754 and its telephone number is (508) 897-0100. As used in this Prospectus, the "Company" and "SeaChange" refer to SeaChange International, Inc. and its Delaware subsidiary SeaChange Systems, Inc.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,715,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $23,074,250 ($24,399,500 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds may also be used for the acquisition of businesses, services, products and technologies that are complementary to those of the Company, although, as of the date of this Prospectus, the Company has no commitments or agreements with respect to any significant acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing securities.

  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain all of its future earnings for use in the operation and expansion of the business. In addition, the Company's credit facility prohibits the Company from paying cash dividends without the bank's consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1996 (i) on an actual basis, (ii) on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock into Common Stock, and
(iii) as adjusted to give effect to the sale of 1,715,000 shares of Common Stock offered by the Company hereby, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom.

                                               JUNE 30, 1996
                                   -------------------------------------------
                                     ACTUAL       PRO FORMA      AS ADJUSTED
                                   ------------  ------------   --------------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Series B redeemable convertible
 preferred stock, $.01 par value;
 1,000,000 shares of preferred
 stock authorized; 650,487 shares
 designated, issued and
 outstanding at June 30, 1996;
 none issued and outstanding pro
 forma and as adjusted ..........  $      4,008            --              --
Stockholders' equity:(1)
  Series A convertible preferred
   stock, $.01 par value;
   1,000,000 shares of preferred
   stock authorized; 30,000
   shares designated, 11,808
   shares issued and 10,522
   shares outstanding at June 30,
   1996; none issued and
   outstanding pro forma and as
   adjusted......................             0            --              --
  Common Stock, $.01 par value,
   15,000,000 shares authorized,
   9,631,418 shares issued and
   8,775,218 shares outstanding
   actual; 50,000,000 shares
   authorized, 11,892,274 shares
   issued and 11,036,074 shares
   outstanding pro forma;
   50,000,000 shares authorized,
   12,751,074 shares issued and
   outstanding as adjusted(2)....            96   $        119    $        136
  Additional paid-in capital.....           414          4,399          27,456
  Retained earnings..............         3,394          3,394           3,394
  Treasury stock, 856,200 shares
   of common and 1,286 shares of
   Series A convertible preferred
   at June 30, 1996 actual, pro
   forma and as adjusted.........        (2,531)        (2,531)         (2,531)
                                   ------------   ------------    ------------
    Total stockholders' equity...         1,373          5,381          28,455
                                   ------------   ------------    ------------
      Total capitalization.......  $      5,381   $      5,381    $     28,455
                                   ============   ============    ============

--------
(1) Gives effect to the Amendment to the Certificate of Incorporation of the Company filed prior to the consummation of this offering and the Amended and Restated Certificate of Incorporation of the Company to be filed upon the consummation of this offering.
(2) Excludes 681,414 shares of Common Stock issuable upon exercise of stock options outstanding as of August 31, 1996, of which options to purchase 41,102 shares were then exercisable. Also excludes an additional 1,591,973 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Management--Stock Plans" and Note 9 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $4,758,300, or $.43 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the total number of shares of Common Stock outstanding, assuming the automatic conversion of the outstanding shares of Preferred Stock into Common Stock. After giving effect to the sale of the 1,715,000 shares of Common Stock offered by the Company hereby (after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of June 30, 1996 would have been $27,832,500, or $2.18 per share. This represents an immediate increase in the pro forma net tangible book value of $1.75 per share to existing stockholders and an immediate dilution of $12.82 per share to new investors. The following table illustrates the per share dilution:

   Initial public offering price per share.........................       $15.00
     Pro forma net tangible book value per share before the offer-
      ing..........................................................  $.43
     Increase in pro forma net tangible book value per share at-
      tributable to new
      investors....................................................  1.75
   Pro forma net tangible book value per share after the offering..         2.18
                                                                          ------
   Dilution per share to new investors.............................       $12.82
                                                                          ======

  The following table summarizes on a pro forma basis as of August 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid by the existing stockholders and by the new investors (before deduction of underwriting discounts and commissions and estimated offering expenses), assuming the conversion of the outstanding shares of Preferred Stock into Common Stock:

                              SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                             ------------------ -------------------   PRICE
                               NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                             ---------- ------- ----------- ------- ---------
   Existing stockhold-
    ers(1)(2)............... 11,037,012   86.6% $ 1,957,105    7.1%   $ .18
   New investors............  1,715,000   13.4   25,725,000   92.9    15.00
                             ----------  -----  -----------  -----
     Total.................. 12,752,012  100.0% $27,682,105  100.0%
                             ==========  =====  ===========  =====

--------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares of Common Stock held by existing stockholders to 10,752,012, or approximately 84.3%, and will increase the number of shares held by the new investors to 2,000,000, or approximately 15.7% of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."
(2) The total consideration paid to the Company reflects the repurchase of Treasury Stock totaling $2,531,200.

  The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options outstanding at August 31, 1996. As of August 31, 1996, there were options outstanding to purchase 681,414 shares of Common Stock at a weighted average exercise price of $4.16 per share and 1,591,973 shares reserved for future issuance under the Company's stock plans. To the extent any of these options are exercised, there will be further dilution to new investors. See "Management--Stock Plans" and Note 9 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus. The consolidated statement of income data set forth below for the period ended December 31, 1993, for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996 and the consolidated balance sheet data at December 31, 1994 and 1995 and at June 30, 1996 are derived from, and are qualified by reference to, the Company's audited consolidated financial statements, included elsewhere in this Prospectus, which have been audited by Price Waterhouse LLP, independent accountants. The consolidated balance sheet data at December 31, 1993 are derived from the Company's audited consolidated financial statements not included in this Prospectus. The consolidated statement of income data for the six months ended June 30, 1995 are derived from, and are qualified by reference to, the Company's unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. The operating results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for any other interim period or any other future fiscal year.

                                  PERIOD FROM
                                  JULY 9, 1993
                                  (INCEPTION)     YEAR ENDED    SIX MONTHS ENDED
                                    THROUGH     DECEMBER 31,       JUNE 30,
                                  DECEMBER 31, --------------- -----------------
                                      1993      1994    1995     1995     1996
                                  ------------ ------- ------- -------- --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME
 DATA:
 Revenues:
  Systems.......................        --     $ 5,037 $21,999 $ 11,015 $ 22,906
  Services......................        --         116   1,203      562    1,448
  Software development
   contract.....................     $  213        537     --       --       --
                                     ------    ------- ------- -------- --------
    Total revenues..............        213      5,690  23,202   11,577   24,354
                                     ------    ------- ------- -------- --------
 Costs of revenues:
  Systems.......................        --       3,406  14,917    7,052   14,430
  Services......................        --         176   1,641      549    1,816
  Software development
   contract.....................        112        304     --       --       --
                                     ------    ------- ------- -------- --------
    Total costs of revenues.....        112      3,886  16,558    7,601   16,246
                                     ------    ------- ------- -------- --------
 Gross profit...................        101      1,804   6,644    3,976    8,108
                                     ------    ------- ------- -------- --------
 Operating expenses:
  Research and development......         43        885   2,367    1,047    1,986
  Selling and marketing.........         16        443   1,609      781    1,910
  General and administrative....         59        273     858      401      862
                                     ------    ------- ------- -------- --------
    Total operating expenses....        118      1,601   4,834    2,229    4,758
                                     ------    ------- ------- -------- --------
 Income (loss) from operations..        (17)       203   1,810    1,747    3,350
 Interest income (expense),
  net...........................         (1)         7     114       47      100
                                     ------    ------- ------- -------- --------
 Income (loss) before income
  taxes.........................        (18)       210   1,924    1,794    3,450
 Provision for income taxes.....        --          55     713      665    1,328
                                     ------    ------- ------- -------- --------
 Net income (loss)..............     $  (18)   $   155 $ 1,211 $  1,129 $  2,122
                                     ======    ======= ======= ======== ========
 Net income (loss) per share
  (1)...........................     $ (.01)   $   .02 $   .10 $    .09 $    .18
                                     ======    ======= ======= ======== ========
 Weighted average common shares
  and equivalent common shares
  outstanding (1)...............      2,700      9,399  11,575   11,901   11,585
                                     ======    ======= ======= ======== ========

                                                      DECEMBER 31,
                                                  --------------------- JUNE 30,
                                                   1993   1994   1995     1996
                                                  ------ ------ ------- --------
                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
 Working capital................................. $  90  $  154 $ 3,493 $ 1,369
 Total assets....................................   228   3,494  13,595  23,857
 Long-term liabilities...........................   125     --      --      --
 Deferred revenue................................    72     152     767   1,835
 Total liabilities...............................   246   2,977   8,644  18,476
 Redeemable convertible preferred stock..........   --      --    4,008   4,008
 Total stockholders' equity (deficit)............ (18)      517     943   1,373

-------
(1) For an explanation of the determination of the number of shares used in computing net income (loss) per share see Note 2 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The following discussion contains certain trend analysis and other statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual results or events may differ materially. In evaluating such statements, prospective investors should specifically consider the risk factors set forth below and identified elsewhere in this Prospectus, particularly the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

OVERVIEW

  The Company shipped its first digital video insertion product, the SeaChange SPOT System, in the third quarter of 1994. Through June 30, 1996, substantially all of the Company's revenues were derived from the sale of SeaChange SPOT Systems and related services to cable television operators and telecommunications companies in the United States. Revenues from the sale of systems is recognized upon shipment provided that there are no uncertainties regarding customer acceptance and collection of the related receivable is probable. If uncertainties exist, such as performance criteria beyond the Company's standard terms and conditions, revenue is recognized upon customer acceptance. Installation and training revenue is deferred and recognized as these services are performed. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements, generally twelve months. Customers are billed for installation, training and maintenance at the time of the product sale and to date, the Company typically receives at least 50% of the total product and services sales price at the time of the placement of the purchase order.

  The Company's business has been seasonal with more product orders being placed and greater revenues being generated in the first and second quarters than in the third and fourth quarters. The Company believes that this concentration of order placements in specific quarterly periods is due to customers' buying patterns and budgeting cycles in the cable television industry. Many television operators want new video insertion systems to be operational in the third and fourth calendar quarters in order to be able to respond to higher seasonal advertising demand from their customers in these periods. The Company expects that these patterns will continue and that, at least in the near future, the Company's revenues and results of operations will reflect these seasonal variations.

  The Company first achieved profitability in the fourth quarter of 1994. The Company's profitability is significantly influenced by a number of factors, including the Company's pricing, the costs of materials used in the Company's products and the expansion of the Company's operations. The Company prices its products and services based on its costs as well as the prices of competitive products and services in the marketplace. Although the Company historically has not offered discounts or promotional prices for its products and services, in the third quarter of 1995, the Company decreased the selling price of its first generation digital video insertion system in anticipation of the introduction of the second generation system in January 1996. The price decrease had a negative effect on the Company's gross margin in the last six months of 1995 and the first six months of 1996. The costs of the Company's products primarily consist of the costs of components and subassemblies. The costs of such materials have generally declined over time. As a result of the expansion of the Company's operations, operating expenses of the Company have increased in the areas of research and development, selling and marketing, and customer service and support and related infrastructure. The Company anticipates the addition of personnel and related infrastructure as it seeks to increase revenue, develop new products, enter new markets and expand internationally.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the percentage of total revenues represented by certain items reflected in the Company's Consolidated Statement of Income. Gross profit shown for systems and services revenues at the bottom of the table is stated as a percentage of related revenues.

                            PERIOD FROM
                            JULY 9, 1993
                            (INCEPTION)   YEAR ENDED       SIX MONTHS ENDED
                              THROUGH    DECEMBER 31,          JUNE 30,
                            DECEMBER 31, ---------------   -------------------
                                1993      1994     1995      1995       1996
                            ------------ ------   ------   --------   --------
Revenues:
  Systems.................       --        88.5 %   94.8 %     95.1 %     94.1%
  Services................       --         2.0      5.2        4.9        5.9
  Software development
   contract...............     100.0 %      9.5      --         --         --
                               -----     ------   ------   --------   --------
    Total revenues........     100.0      100.0    100.0      100.0      100.0
                               -----     ------   ------   --------   --------
Cost of revenues:
  Systems.................       --        59.9     64.3       61.0       59.2
  Services................       --         3.1      7.1        4.7        7.5
  Software development
   contract...............      52.4        5.3      --         --         --
                               -----     ------   ------   --------   --------
    Total costs of reve-
     nues.................      52.4       68.3     71.4       65.7       66.7
                               -----     ------   ------   --------   --------
Gross profit..............      47.6       31.7     28.6       34.3       33.3
                               -----     ------   ------   --------   --------
Operating expenses:
  Research and develop-
   ment...................      20.2       15.5     10.2        9.0        8.2
  Selling and marketing...       7.6        7.8      6.9        6.7        7.8
  General and administra-
   tive...................      27.7        4.8      3.7        3.5        3.5
                               -----     ------   ------   --------   --------
    Total operating ex-
     penses...............      55.5       28.1     20.8       19.2       19.5
                               -----     ------   ------   --------   --------
Income (loss) from opera-
 tions....................      (7.9)       3.6      7.8       15.1       13.8
Interest income (expense),
 net......................       (.5)        .1       .5         .4         .4
                               -----     ------   ------   --------   --------
Income (loss) before in-
 come taxes...............      (8.4)       3.7      8.3       15.5       14.2
Provision for income tax-
 es.......................       --         1.0      3.1        5.7        5.5
                               -----     ------   ------   --------   --------
Net income (loss).........      (8.4)%      2.7 %    5.2 %      9.8 %      8.7%
                               =====     ======   ======   ========   ========
Gross profit:
  Systems.................       --        32.4 %   32.2 %     36.0 %     37.0%
  Services................       --       (52.0)   (36.4)       2.4      (25.4)

  Revenues

  Systems. The Company's systems revenues consist of sales of its digital video insertion products. The Company had no systems revenues in the period ended December 31, 1993. The Company sold its first digital video insertion systems in the third quarter of 1994. Systems revenues increased 337% from $5.0 million in 1994 to $22.0 million in 1995, and increased 108% from $11.0 million for the six months ended June 30, 1995 to $22.9 million for the six months ended June 30, 1996. The increases in systems revenues resulted from the increase in the number of the Company's digital video insertion systems sold to television operators in the United States, partially offset in 1995 and the first six months of 1996 by the price reduction on first generation systems. The increased systems revenues in the first six months of 1996 reflect the Company's introduction of the second generation of its video insertion system, which significantly expanded the scalability and performance of the Company's digital video insertion products, and the subsequent increase in the number of systems sold.

  For the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996, sales to the Company's five largest customers represented approximately 94.7%, 90.9% and 75.1%, respectively, of the Company's total revenues. In each of 1994, 1995 and the six months ended June 30, 1996, four customers each accounted for more than 10% of systems revenues, one of which accounted for more than 10% of the Company's revenues in each such period. The Company believes that revenues derived from current and future large customers will continue to represent a significant proportion of total revenues. See "Risk Factors--Significant Concentration of Customers" and "Business--Customers."

  Prior to 1996, the Company derived no significant revenues from international operations. International sales accounted for approximately 7% of the Company's revenues in the first six months of 1996, and the Company expects that international sales will account for a significant portion of the Company's business in the future. As of September 30, 1996, all sales of the Company's products have been made in United States dollars and the Company expects this practice to continue in the foreseeable future. Therefore, the Company has not experienced, nor does it expect to experience in the near term, any impact from fluctuations in foreign currency exchange rates on its results of operations or liquidity. If this practice changes in the future, the Company will re-evaluate its foreign currency exchange rate risk.

  Services. The Company's services revenues consist of fees for installation, training, product maintenance and technical support services. The Company had no services revenues in the period ended December 31, 1993. Services revenues increased 936% from $116,000 in 1994 to $1.2 million in 1995, and increased 157% from $562,000 for the six months ended June 30, 1995 to $1.4 million for the six months ended June 30, 1996. These increases in services revenues primarily resulted from the increase in product sales and renewals of maintenance and support contracts related to the growing installed base of systems.

  Software Development Contract. The Company's software development contract revenues consisted of revenues related to a software development contract between the Company and a computer hardware company. Such revenue was recognized pursuant to the related agreement as work was performed and defined milestones were attained. The Company recognized revenue of $213,000 and $537,000 for the period ended December 31, 1993 and for the year ended December 31, 1994, respectively. The costs associated with this contract during the period ended December 31, 1993 and the year ended December 31, 1994 were $112,000 and $304,000, respectively. The Company substantially completed its contract obligations in 1994.

  Gross Profit

  Systems. Costs of systems revenues consist primarily of the cost of purchased components and subassemblies, labor and overhead relating to the final assembly, testing and quality control of complete systems and related expenses. Costs of systems revenues increased 338% from $3.4 million in 1994 to $14.9 million in 1995, and 105% from $7.1 million for the six months ended June 30, 1995 to $14.4 million for the six months ended June 30, 1996. The increases in costs of systems revenues primarily reflect the overall growth in systems sales, partially offset by the change in product mix upon the introduction of the second generation video insertion product in January 1996 and the decreasing costs of components and subassemblies.

  Systems gross margins were 32.4% of systems revenues in 1994 and 32.2% of systems revenues in 1995 and increased from 36.0% of systems revenues in the six months ended June 30, 1995, to 37.0% of systems revenues in the six months ended June 30, 1996. While the annual systems gross margins for 1994 and 1995 were fairly consistent, quarterly systems gross margins during 1995 fluctuated significantly. Systems gross margins for the first and second quarters were favorably impacted as a result of improved product design and of the Company achieving certain manufacturing efficiencies associated with the increased sales volume. Systems gross margins for the third and fourth quarters of 1995 were negatively impacted by the price reduction described above and thus were lower than the first two quarters of 1995. The increase in systems gross margins from the six months ended June 30, 1995 to the six months ended June 30, 1996 reflects design improvements in the second generation video insertion product as well as lower costs of certain purchased components and subassemblies. This increase was partially offset by an increase of $414,000 in the Company's inventory valuation allowance, during the six-month period ended June 30, 1996. The Company evaluates inventory levels and expected usage on a periodic basis and provides a valuation allowance for estimated inactive, obsolete and surplus inventory.

  Services. Costs of services revenues consist primarily of the costs of labor, materials and overhead relating to the installation, training, product maintenance and technical support services provided by the Company. Costs of services revenues increased 830% from $176,000 in 1994 to $1.6 million in 1995, and 231% from $549,000 for the six months ended June 30, 1995 to $1.8 million for the six months ended June 30, 1996. For the years ended December 31, 1994 and 1995 and the six month periods ended June 30, 1995 and 1996 costs of services revenues exceeded or approximately equalled services revenues, primarily as a result of the costs associated with the Company building a service organization to support the installed base of systems.

  Operating Expenses

  Research and Development. Research and development expenses consist primarily of compensation of development personnel, depreciation of equipment, and an allocation of related facility expenses. Research and development expenses increased from $43,000 for the period ended December 31, 1993 to $885,000 for 1994, 168% to $2.4 million in 1995, and 90% from $1.0 million for the six months ended June 30, 1995 to $2.0 million for the six months ended June 30, 1996. These increases were primarily attributable to the hiring of additional development personnel. The Company anticipates that it will continue to devote substantial resources to its research and development efforts and that research and development expenses will increase in dollar amount for the remainder of 1996 and in 1997.

  Selling and Marketing. Selling and marketing expenses consist primarily of compensation expenses, including sales commissions and travel expenses, and certain promotional expenses. Selling and marketing expenses increased from $16,000 for the period ended December 31, 1993 to $443,000 in 1994, 263% to $1.6 million in 1995, and 145% from $781,000 for the six months ended June 30, 1995 to $1.9 million for the six months ended June 30, 1996. These increases reflect the hiring of additional selling and marketing personnel, expanded promotional activities, and increased commissions relating to increased revenues. The Company expects that selling and marketing expenses will continue to increase in dollar amount as the Company hires additional personnel and expands selling and marketing activities for the remainder of 1996 and in 1997.

  General and Administrative. General and administrative expenses consist primarily of compensation of executive, finance, human resource and administrative personnel, legal and accounting services as well as an allocation of related facility expenses. General and administrative expenses increased from $59,000 for the period ended December 31, 1993 to $273,000 for 1994, 214% to $858,000 in 1995, and 115% from $401,000 for the six months ended June 30, 1995 to $862,000 for the six months ended June 30, 1996. These increases were primarily due to increased staffing and associated expenses necessary to manage and support the expansion of the Company's operations. The Company believes that its general and administrative expenses will increase in dollar amount for the remainder of 1996 and in 1997 as a result of an expansion of the Company's administrative staff to support its growing operations and as a result of expenses associated with being a public company.

  Provision for Income Taxes

  The Company incurred a net loss and consequently recorded no federal or state income tax expenses for the period ended December 31, 1993. Net operating loss carryforwards resulting from this net loss were fully utilized in 1994 and, together with the effects of the research and development tax credit, resulted in an effective tax rate for 1994 of 26.2%. In 1995 and for the six months ended June 30, 1995, the Company recorded a tax provision for federal and state income taxes at an effective rate of 37.1%. In the period ended June 30, 1996, the Company recorded a provision for income taxes at an effective rate of 38.5%.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents certain unaudited quarterly information for the six quarters ended June 30, 1996 in dollars and as a percentage of the Company's revenues. Gross profit shown for systems and services revenues at the bottom of the table is stated as a percentage of related revenues. This information is derived from unaudited financial statements and has been prepared on the same basis as the Company's audited financial statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, this data reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto. The results for any quarter are not necessarily indicative of future quarterly results of operations, and the Company believes that period-to-period comparisons should not be relied upon as an indication of future performance.

                                               QUARTER ENDED
                          -------------------------------------------------------------
                          MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,
                            1995       1995      1995       1995      1996       1996
                          ---------  --------  ---------  --------  ---------  --------
                                               (IN THOUSANDS)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Revenues:
 Systems................   $4,544     $6,471    $5,340     $5,644    $ 9,684   $13,222
 Services...............      262        300       281        360        545       903
                           ------     ------    ------     ------    -------   -------
 Total revenues.........    4,806      6,771     5,621      6,004     10,229    14,125
                           ------     ------    ------     ------    -------   -------
Costs of revenues:
 Systems................    2,994      4,058     3,598      4,267      6,342     8,088
 Services...............      213        336       480        612        729     1,087
                           ------     ------    ------     ------    -------   -------
 Total costs of
  revenues..............    3,207      4,394     4,078      4,879      7,071     9,175
                           ------     ------    ------     ------    -------   -------
Gross profit............    1,599      2,377     1,543      1,125      3,158     4,950
                           ------     ------    ------     ------    -------   -------
Operating expenses:
 Research and
  development...........      484        563       626        694        992       994
 Selling and marketing..      295        486       356        472        755     1,155
 General and
  administrative........      208        193       234        223        294       568
                           ------     ------    ------     ------    -------   -------
 Total operating
  expenses..............      987      1,242     1,216      1,389      2,041     2,717
                           ------     ------    ------     ------    -------   -------
Income (loss) from
 operations.............      612      1,135       327       (264)     1,117     2,233
Interest income
 (expense), net.........       29         18        11         56         48        52
                           ------     ------    ------     ------    -------   -------
Income (loss) before
 income taxes...........      641      1,153       338       (208)     1,165     2,285
Provision (benefit) for
 income taxes...........      237        428       125        (77)       446       882
                           ------     ------    ------     ------    -------   -------
Net income (loss).......   $  404     $  725    $  213     $ (131)   $   719   $ 1,403
                           ======     ======    ======     ======    =======   =======
                                         AS A PERCENTAGE OF REVENUES
                          -------------------------------------------------------------
                          MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,
                            1995       1995      1995       1995      1996       1996
                          ---------  --------  ---------  --------  ---------  --------
Revenues:
 Systems................     94.5 %     95.6 %    95.0 %     94.0 %     94.7 %    93.6%
 Services...............      5.5        4.4       5.0        6.0        5.3       6.4
                           ------     ------    ------     ------    -------   -------
 Total revenues.........    100.0      100.0     100.0      100.0      100.0     100.0
                           ------     ------    ------     ------    -------   -------
Costs of revenues:
 Systems................     62.3       59.9      64.0       71.1       62.0      57.3
 Services...............      4.4        5.0       8.5       10.2        7.1       7.7
                           ------     ------    ------     ------    -------   -------
 Total costs of
  revenues..............     66.7       64.9      72.5       81.3       69.1      65.0
                           ------     ------    ------     ------    -------   -------
Gross profit............     33.3       35.1      27.5       18.7       30.9      35.0
                           ------     ------    ------     ------    -------   -------
Operating expenses:
 Research and
  development...........     10.1        8.3      11.2       11.5        9.7       7.0
 Selling and marketing..      6.2        7.2       6.3        7.9        7.4       8.2
 General and
  administrative........      4.3        2.9       4.2        3.7        2.9       4.0
                           ------     ------    ------     ------    -------   -------
 Total operating
  expenses..............     20.6       18.4      21.7       23.1       20.0      19.2
                           ------     ------    ------     ------    -------   -------
Income (loss) from
 operations.............     12.7       16.7       5.8       (4.4)      10.9      15.8
Interest income
 (expense), net.........       .6         .3        .2         .9         .5        .4
                           ------     ------    ------     ------    -------   -------
Income (loss) before
 income taxes...........     13.3       17.0       6.0       (3.5)      11.4      16.2
Provision (benefit) for
 income taxes...........      4.9        6.3       2.2       (1.3)       4.4       6.2
                           ------     ------    ------     ------    -------   -------
Net income (loss).......      8.4 %     10.7 %     3.8 %     (2.2)%      7.0 %    10.0%
                           ======     ======    ======     ======    =======   =======
Gross profit:
 Systems................     34.1 %     37.3 %    32.6 %     24.4 %     34.5 %    38.8%
 Services...............     18.8      (11.9)    (71.1)     (70.0)     (33.7)    (20.5)

  The Company has experienced significant variations in revenues, expenses and operating results from quarter to quarter and such variations are likely to continue. A significant portion of the Company's revenues have been generated from a limited number of customers and it is difficult to predict the timing of future orders and shipments to these and other customers. Customers can cancel or reschedule shipments, and development or production difficulties could delay shipments. See "Business--Customers."

  The Company has also experienced significant variations in its quarterly gross margins. In the third quarter of 1995, the Company decreased the selling price of its first generation SeaChange SPOT digital video insertion system in anticipation of the introduction of the second generation system in January 1996. This price reduction had a negative impact on the Company's systems gross margins in the last two quarters of 1995 and the first quarter of 1996. Quarterly services gross margins have historically fluctuated significantly since services revenue is recognized upon the completion of installation and training services, the timing of which may vary, while the related costs are incurred and recognized ratably.

  Operating expenses also vary with the number, timing and significance of new product and product enhancement introductions by the Company and its competitors, increased competition, changes in pricing policies by the Company or its competitors, the gain or loss of significant customers, the hiring of new personnel and general economic conditions. All of the above factors are difficult for the Company to forecast, and these or other factors may materially adversely effect the Company's business, financial condition and results of operations for one quarter or a series of quarters. Only a small portion of the Company's expenses vary with revenues in the short-term and there would likely be a material adverse effect on the operating results of the Company if revenues are lower than expectations.

  Based upon all of the foregoing, the Company believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Risk Factors--Fluctuations in Quarterly Operating Results" and "--Seasonality."

RECENT OPERATING RESULTS

  The following table shows certain unaudited financial data for the quarters ended September 30, 1995 and September 30, 1996. The Company believes that this information reflects all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information for the period presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                           QUARTER ENDED      QUARTER ENDED
                                         SEPTEMBER 30, 1995 SEPTEMBER 30, 1996
                                         ------------------ ------------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
     Revenue............................       $5,621            $12,926
                                               ------            -------
     Income from operations.............          327              2,177
                                               ------            -------
     Net income.........................          213              1,426
                                               ======            =======
     Net income per share...............          .02                .12
                                               ======            =======
     Weighted average common shares and
      equivalent common shares
      outstanding.......................       12,208             11,590
                                               ======            =======

  The financial data for the quarter ended September 30, 1996 set forth above is generally consistent with the historic seasonality of the Company's business and the other trends discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations primarily through cash provided by operations and the private sale of equity securities.

  Net cash provided by operating activities was $90,000, $618,000, and $2.8 million for the period ended December 31, 1993, and the years ended December 31, 1994 and 1995, respectively. The increase in 1994 was primarily the result of an increase in customer deposits, which represent advance payments from customers. Cash flows related to customer deposits are dependent upon the timing, volume and size of customer orders. The increase in 1995 was primarily attributable to the increased profitability of the Company's operations, and increases in accounts payable and accrued expenses, partially offset by increases in accounts receivable, related to the increase in overall product revenues, and increased inventory procurement, in anticipation of the introduction of the Company's second generation digital video insertion system in early 1996. Net cash provided by operating activities for the six month periods ended June 30, 1995 and 1996 increased from $265,000 to $905,000. The increase is primarily the result of the increased profitability of the Company's operations together with an increase in accounts payable and customer deposits partially offset by increases in accounts receivable and inventories.

  The Company's investing activities used net cash of $14,000, $207,000 and $659,000 in the period ended December 31, 1993, and the years ended December 31, 1994 and 1995, respectively, and $245,000 and $1.1 million for the six months ended June 30, 1995 and 1996, respectively. The principal uses of cash have been for capital expenditures related to the acquisition of computer equipment, office furniture and other capital equipment required to support the expansion and growth of the business. In addition, in June 1996 the Company paid $450,000 for a software license related to software to be sublicensed to customers.

  The Company's financing activities provided net cash of $133,000, $251,000 and $3.2 million in the period ended December 31, 1993, and the years ended December 31, 1994 and 1995, respectively, primarily through proceeds from the private sale of equity securities. In 1995, the cash provided by financing activities included $4.0 million received in connection with the issuance of the Series B Convertible Preferred Stock, partially offset by a $795,000 cash outlay related to loans to stockholders. For the six months ended June 30, 1996, cash used in financing activities totaled $1.7 million consisting of the repurchase of shares of the Company's Common Stock and Series A Convertible Preferred Stock from certain employees and directors of the Company, net of the repayment of loans to stockholders.

  The Company's future capital requirements will depend on many factors, including revenue growth, the timing and extent of spending to support development efforts, the timing of new product introductions and enhancements to existing products, and market acceptance of the Company's products. There can be no assurance that additional equity or debt financing, if required, will be available at acceptable terms, or at all. As of September 30, 1996, the Company had no material commitments for capital expenditures.

  At June 30, 1996 the Company's principal sources of liquidity included $4.2 million of cash and cash equivalents and working capital of approximately $1.4 million. The Company believes that the net proceeds of this offering, together with available funds and cash generated from operations will be sufficient to meet the Company's cash requirements for at least the next twelve months. In September 1996 the Company entered into a $6.0 million revolving line of credit and a $1.5 million equipment line of credit (the "Lines of Credit") with a bank. The revolving line of credit expires on September 24, 1997 and the equipment line of credit expires on March 31, 1997. Borrowings under the Lines of Credit are secured by substantially all of the Company's assets. Loans made under the revolving line of credit will bear interest at a rate per annum equal to, at the Company's option, the bank's base rate or the LIBOR rate plus an applicable margin. Loans made under the equipment line of credit will bear interest at a rate per annum equal to the bank's base rate. The loan agreement relating to the Lines of Credit requires that the Company provide the bank with certain periodic financial reports and comply with certain financial ratios. As of September 30, 1996, the Company had not borrowed against either of these lines.

                                   BUSINESS

  SeaChange provides software-based products to manage, store and distribute digital video for cable television operators and telecommunications companies. The Company's products utilize its proprietary distributed application software and standard industry components to automate the management and distribution of short- and long-form video streams including advertisements, movies, news updates and other video programming requiring precise, accurate and continuous execution. The Company's digital video products are designed to provide higher image quality and to be more reliable, easier to use and less expensive than analog tape-based systems. In addition, SeaChange's products enable its customers to increase revenues by offering more targeted services such as geography-specific spot advertising and Video-On-Demand movies.

  SeaChange's products address a number of specific markets. The SeaChange SPOT System is the leading digital advertisement and other short-form video insertion system for the multichannel television market in terms of installations in the United States, based on currently available industry sources and the Company's internal data. The SeaChange SPOT System encodes analog video forms such as commercials and news updates, stores them in remote or local digital libraries, and inserts them automatically into television network streams. The SPOT System provides high run-rate accuracy and video image quality, permits geographic and demographic specificity of advertisements and reduces operating costs. The Company has recently introduced the SeaChange Movie System, which provides long-form video storage and delivery for the Video-On-Demand and pay-per-view movie markets and is developing the SeaChange Programming System, a long-form video storage and delivery product for cable television operators and telecommunications companies. The SeaChange Media Management Software operates in conjunction with the SeaChange SPOT System to automate and simplify complex sales, scheduling and billing processes for the multichannel television market. The Company also sells its Video Server 100, which is designed to store and distribute video streams of various lengths, and MediaCluster, SeaChange's proprietary software technology that enables multiple Video Server 100s to operate together as an integrated video server, to systems integrators and value added resellers ("VARs"). In addition, the Company is developing digital play-to-air systems for the broadcast television industry.

  The Company's products are installed in over 100 geographic markets in the United States and 6 internationally. The Company's customers include Comcast Corporation, Continental Cablevision, NYNEX Video Services Operations Company, Pacific Telesis Video Services, Tele-Communications, Inc., TELEWEST Communications Group plc, Time Warner, Inc. and U S WEST, Inc.

INDUSTRY BACKGROUND

  Television operators, the largest users of professional quality video, historically have relied on analog technology for the storage and distribution of video streams. Analog systems, which use video tapes as the primary mechanism for the storage and distribution of video, have substantial limitations. Analog tapes and their associated playback mechanisms are subject to mechanical failure and generational loss of video quality. Analog tape-based systems also require significant manual intervention, which makes them expensive and cumbersome to operate and also limits their flexibility for programming changes. Finally, analog tapes are bulky and have limited storage capacity.

  Over the past decade, the limitations of analog tape-based systems have become increasingly apparent. Changes in government regulation and increased competition have forced television operators to seek new revenue sources and reduce costs. In addition, television operators are increasingly seeking to offer new and enhanced video services while simultaneously improving the efficiency of their operations. While analog tape-based systems are sufficient for some traditional applications, they do not meet the performance and cost requirements of these new, targeted applications.

  Cable Television Operators & Telecommunications Companies

  According to industry sources, there are over 11,000 cable systems currently in the United States, serving approximately 64 million households. In 1995, 57.3% of all cable systems provided between 30 and 53 channels of programming as compared to 35.9% in 1985. Because cable television programming is sent over broadband lines, operators can segment and target their programming to viewers in selected geographies. In addition, the continuing growth in cable television's multiple specialized programming networks, such as CNN, MTV and ESPN and newer networks such as Black Entertainment Television, the Discovery Channel and Nickelodeon, allow advertisers to target viewers in selected demographic profiles.

  Despite this advantage over television broadcasters, cable television operators historically have not realized advertising revenues in proportion to their share of television viewers. According to industry sources, in 1995, 36% of all television viewers were watching cable networks, yet cable television advertising revenue accounted for only 16% of the total television advertising revenue. In addition, advertising represents the major source of revenue for television broadcasters, while most cable television operators derive less than 5% of their gross revenue from advertising. The limitations of analog tape-based technology are a major factor which has prevented cable television operators from historically exploiting their advantages over television broadcasters. Analog systems are difficult to manage in multichannel and multi-zone environments, resulting in relatively poor video insertion accuracy and high operating costs.

  Video-On-Demand represents a new opportunity for cable television operators. Industry sources project that the Video-On-Demand market will generate approximately $1.8 billion in revenues for cable television operators in 1999. Increased channel capacity through the installation of fiber optic cables is providing many cable television operators with the capacity to offer Video-On-Demand programming capability to hotels and apartments. However, these complex applications which demand reliable, rapid and cost-effective management and operation are not as practical or feasible with existing analog technology.

  The recent deregulation of the United States telecommunications industry has lowered the legal barriers to entry for telecommunications companies to enter the multichannel video delivery market. Telecommunications companies are attempting to capitalize on the new growth opportunities by acquiring existing cable television operators and by leveraging their existing telephony networks to establish new multichannel video delivery operations. However, telecommunications companies face the same limitations as cable television operators in cost-effectively offering targeted, value-added services with analog tape-based systems.

  Increased demand for video and audio content over the Internet will require a substantial increase in storage capacity and bandwidth over time. The Company believes that cable television operators and telecommunications companies will play an integral role in providing these broadband Internet applications. The Company also believes that in order to offer high quality video applications over the Internet, cable television operators and telecommunications companies will need storage and distribution products capable of complex management and scheduling of video data streams.

  Television Broadcasters

  The more than 1,500 broadcast stations in the United States, including network affiliates and independent stations, face many of the same technological issues as cable television operators. Additionally, television broadcasters rely on advertising for nearly all of their revenue and require high advertisement run-rate reliability and image quality. To date, television broadcasters have utilized tape-based systems with robotic libraries, which are cumbersome and require high levels of maintenance and manual intervention to ensure that the needed performance requirements are met. Also, the video tapes in these systems need to be replaced frequently due to repeated use.

  In addition, many broadcasters are contemplating the use of the cable infrastructure for the delivery of geography-specific advertising. These broadcasters will insert targeted advertising into their television signals and distribute them directly, often via microwave, to cable operators' distribution sites. If this application develops, television operators will require video storage and delivery systems that can effectively manage and deliver multiple television signals to targeted markets.

  Initial Digital Video Products

  Over the past five years, several companies have introduced digital video products aimed at addressing the limitations of analog tape-based systems. These products generally have been expensive, not scalable, difficult to program and have poor video quality. In addition, many initial digital video products have required users to integrate several components from different vendors to create a complete solution, which is time consuming, technologically difficult and often results in poor system performance.

THE SEACHANGE SOLUTION

  SeaChange develops, markets and supports software-based digital video solutions designed to enhance its customers' ability to store, retrieve, manage and distribute short- and long-form video streams, including advertisements, movies, news updates and other video programming requiring precise, accurate and continuous execution. The Company's solutions are based on five core areas of functionality: (i) real-time conversion of analog video into digital video format; (ii) storage and retrieval of video content to and from digital libraries; (iii) scheduled distribution of video streams between digital libraries via local and wide area data networks; (iv) delivery of video streams over single and multiple channels; and (v) management of video sales, scheduling, billing and execution of related business transactions.

  SeaChange uses these core capabilities to provide solutions to a number of commercial markets. The Company's products are designed to provide a consistent set of features and benefits, including:

  Viewer Targeting. The Company's digital video products enable television operators to efficiently target viewers in specific demographic or geographic groups. The ability to target selected viewers enables television operators to increase revenues by offering more targeted services. The SeaChange SPOT System offers this capability to television operators, while the SeaChange Movie System makes it possible for television operators to offer Video-On-Demand movies to individual hotel rooms or apartments.

  Cost Reduction. The Company's products are designed to provide its customers operating cost reductions as compared to analog tape-based systems due to, among other things, the elimination of video tapes and their storage and lower operating personnel requirements. The Company is also able to price its products on a competitive basis by using standard operating systems and components. The Company believes that the combination of competitive pricing of its products and reductions in the operating costs of its customers results in attractive pay-back periods on customers' initial capital outlay for the Company's products.

  Scalability. The Company's products are scalable to the needs of a particular cable television operator or television broadcaster whether operating in a single channel system concentrated in one specific zone or a system with hundreds of channels serving multiple zones and markets. Moreover, the Company's proprietary storage technology enables the scalability of storage of digital video from a few minutes to hundreds of hours of video.

  Reliability. The Company's products eliminate the need for traditional mechanical tape-based systems, thereby reducing the likelihood of breakdowns. Furthermore, through the use of redundant components and proprietary storage technology and application software, SeaChange's products are designed to be fault resilient, providing the high reliability required for television operations.

  Scheduling Flexibility. The digitizing and storage of video streams allows advertisements, news updates and movies to be inserted on channels in local communities and allows cable television operators to insert or delete video content rapidly. This flexibility enables the provision of services such as Video-On-Demand movies and provides advertisers and television broadcasters the opportunity to insert new video content on short notice.

  Video Image Quality. Because digital video streams do not degrade with playback, image content and quality remain at the original professional level even after multiple airings.

  Ease of Use. The Company's products are simple to learn, require less maintenance, and are less personnel intensive than analog systems. Due to their innovative architecture, the Company's products offer a number of features that simplify their use, including remote monitoring and service and automated short- and long-form video distribution.

STRATEGY

  SeaChange's objective is to be a leader in the emerging market for the storage, management and distribution of professional quality digital video. The key elements of the Company's strategy are to:

  Develop Long-Term Customer Relationships. The Company is focusing its product development, marketing and direct sales efforts on developing long-term customer relationships with cable television operators, telecommunications companies and television broadcasters in the United States and, more recently, internationally. The Company has formed its customer relationships by providing software- based digital video solutions to address customers' immediate problems, such as advertisement and other short-form video insertion. The Company intends to continue to leverage its customer relationships to offer new, compatible products to meet evolving market needs, such as Video-On-Demand programming. The Company believes that the fundamental shift from analog to digital video and the growing emphasis on interactive technologies will continue to present opportunities for the Company to develop, market and support its products to both its existing customer base and to customers in additional markets.

  Offer Complete Solutions. SeaChange's customers operate complex networks that require the delivery and management of video programming across multiple channels and target zones. SeaChange believes television operators desire complete solutions that integrate all steps of digital video delivery from scheduling to post-air verification and billing. To address these needs, SeaChange provides integrated applications and support services which are more valuable to customers than individual functional products not specifically designed to work together. The Company believes that providing complete solutions has been a significant factor in its success and will be an increasingly important competitive advantage.

  Establish and Maintain Technological Leadership Through Software. SeaChange believes its competitive position is dependent in large part on the features and performance of its application and network and storage software. As a result, the Company focuses a majority of its research and development efforts on introducing new software applications and improving its current software. The Company seeks to use standard hardware components wherever possible to maintain its focus on software development.

  Provide Superior Customer Service and Support. The Company's products operate in environments where continuous operation is critical. As a result, the Company believes that providing a high level of service and support gives it a competitive advantage and is a differentiating factor in developing key customer relationships. The Company's in-depth industry and application knowledge allows it to better understand the service needs of its customers. As of August 31, 1996, more than 25% of the Company's employees were dedicated to customer service and support, including project design and implementation, installation and training. In addition, using remote diagnostic and communications features embedded in the Company's products, the service organization has the ability to monitor the performance of customer installations and, in most cases, rectify problems remotely. Customers have access to service personnel via 24-hour, seven-day a week telephone support.

PRODUCTS

  SeaChange develops digital video products and related applications for the television industry. Its products are marketed to cable television operators, telecommunication companies, television broadcasters, systems integrators and VARs.

  SeaChange SPOT System

  The SeaChange SPOT System automates the complex process of advertisement and other video insertion across multiple channels and geographic zones for cable television operators and telecommunications companies. Through its proprietary software, the SeaChange SPOT System allows cable television operators to insert local and regional advertisements and other short-form video streams into the time allocated for these video streams by cable television networks such as CNN, MTV, ESPN, Black Entertainment Television, the Discovery Channel and Nickelodeon.

  The SeaChange SPOT System is an integrated solution composed of software applications, hardware platforms, data networks and easy to use graphical interfaces. The SeaChange SPOT System is designed to be installed at local cable transmission sites, known as headends, and advertising sales business offices. The SeaChange video insertion process consists of six steps:

Encoding:   The process begins with the SeaChange Encoding Station, which is based on SeaChange's proprietary encoding software, where analog-based short- and long-form video is digitized and compressed in real-time using standard MPEG-2 hardware.

Storage: Digital video is then stored in a disk-based video library, capable of storing thousands of spots, where the SeaChange SPOT System organizes, manages and stores these video streams.

Scheduling: SeaChange's scheduling and management software coordinates with the traffic and billing application to determine the designated time slot, channel and geographic zone for each video stream.

Distribution:
            SeaChange's strategic digital video software then copies the video streams from the master video library and distributes them over the operator's data network to headends, where they are stored in video servers for future play.

Insertion:  Following a network cue, the SeaChange video switch module automatically initiates the conversion of video streams to analog and inserts them into the network feed, where they are then seen by television viewers.

Verification:
            After the video streams run, SeaChange's proprietary software and hardware verifies the content, accuracy, timing and placement of such video streams to facilitate proper customer billing.


               [A GRAPHIC REPRESENTATION OF THE SEACHANGE SPOT
                 SYSTEM VIDEO INSERTION PROCESS APPEARS HERE]

  SeaChange has developed two additional product offerings, the SeaChange Small Market Self-Contained System and the SeaChange Small Market Remote System, that are based on the SPOT System and target smaller cable television markets. The SeaChange Small Market Self-Contained System is ideal for small markets operating out of a single headend. The SeaChange Small Market Remote System best suits customers who serve markets where a number of small remote headends will be served from a single advertising sales operation. As the needs of Small Market Systems customers change, the systems can be upgraded to full SeaChange SPOT Systems.

  The SeaChange SPOT System and Small Market Systems permit cable television operators to monitor and control the entire advertisement delivery process, regardless of the number of advertisements, network channels or distributed geographic locations. Additionally, SeaChange has designed its systems with remote management and diagnostic capabilities that allow problems, in most cases, to be diagnosed and rectified using data networks without having to travel to the customer's location. The selling price for a base SeaChange SPOT System is approximately $250,000; to date, the largest single sale of a SeaChange SPOT System was $2.5 million. To date, the Company has sold the SeaChange Small Market Self-Contained System to one customer at a sales price of $228,000. The Company introduced the SeaChange Small Market Remote System in June 1996 and to date, the Company has not sold any such systems.

  SeaChange Media Management Software

  The SeaChange Media Management Software is based on software the Company has licensed from a third party and is designed to permit television operators to manage advertising sales, scheduling, packaging and billing operations. This product provides advertising sales executives with: (i) management performance reports; (ii) inventory tracking; and (iii) order entry, billing and accounts receivable management. Media Management Software can be integrated with the SeaChange SPOT System and is also compatible with many other advertisement insertion systems currently in use. The Company introduced the SeaChange Media Management Software in the second quarter of 1996 and is installing Media Management Software for one customer for use at multiple sites with a selling price of approximately $500,000.

  Long-Form Video Products

  SeaChange is developing and marketing two products for the management and delivery of long-form video content for cable television operators and telecommunications companies.

  SeaChange Movie System. SeaChange has developed a new product, the SeaChange Movie System, which is a platform for the storage and delivery of long-form video streams, particularly movies. SeaChange has worked together with IPC Interactive ("IPC"), a provider of Video-On-Demand systems, to integrate IPC's Guestnet system and its related movie programming with the SeaChange Movie System. The integrated system is designed to permit viewers in hotels and apartments to choose particular movies on demand and also offers a variety of ancillary programming services, such as local programming and advertisements. The Company and IPC are currently negotiating joint marketing rights to the integrated system. It is anticipated that SeaChange will be marketing the SeaChange Movie System featuring the Guestnet movie programming to cable television operators, acting as a sales representative for the IPC portion of the system. IPC would also be entitled to market this product, acting as a dealer or sales representative for the SeaChange portion of the system. The cable television operators will then package full scale Video-On-Demand systems for hotels and apartments.

  The integrated system will consist of user interfaces and application hardware and software, including set- top boxes and remote control devices, provided by IPC and SeaChange's Video Server 100 technology and software architecture for the delivery and storage of movies. The video servers will be installed at the cable headend and the video will be delivered over a dedicated fiber-optic line. The integrated system is designed to provide cable television operators with a new source of revenue and a competitive advantage over the encroaching services of direct broadcast satellite companies. The SeaChange Movie System has been ordered by one customer for use with the Guestnet movie programming and the Company expects to begin marketing the integrated system shortly after an agreement with IPC is reached. There can be no assurance, however, that the Company and IPC will reach agreement on a joint arrangement and failure to do so would delay the Company's marketing of the SeaChange Movie System.

  In addition, the SeaChange Movie System may be used by television operators to provide pay-per-view movies. Pay-per-view movies are presented at regular intervals and viewers can order and begin watching a movie at a time convenient to them. The Company has begun marketing the Seachange Movie System to television operators for pay-per-view movies and has received an order for one system from a customer with a sales price of approximately $300,000.

  SeaChange Programming System. The SeaChange Programming System, which employs the same underlying technology and basic functionality of the SeaChange SPOT System, is designed to be a platform for the delivery of long-form video streams in a multichannel environment. The SeaChange Programming System is designed to permit television operators to store, manage and distribute long-form video streams, such as movies, infomercials, and other local origination programming. The SeaChange Programming System is designed to provide for the storage of up to a terabyte of digital video (approximately 250 feature length movies on-line), which is expected to accommodate most current customer applications. Its proprietary software applications are designed to enable television operators to easily schedule and manage the automated delivery of movies, infomercials and other local programming.

  The SeaChange Programming System is designed to have a number of advantages over traditional analog tape-based systems. It is designed to provide a high level of scheduling control to reduce personnel needs and improve scheduling flexibility. By sharing common functions with the SeaChange SPOT System such as encoding, scheduling, storage libraries and networks, the SeaChange Programming System is designed to leverage a customer's existing investment in SeaChange products. The Company intends to sell the SeaChange Programming System in 1997.

  Broadcast Television Products

  SeaChange plans to introduce two offerings to the television broadcast market in 1997.

  SeaChange Extensible Disk Play-to-Air System. The SeaChange Extensible Disk Play-to-Air System is designed to provide high quality, MPEG-2 based video storage and playback for use with automation systems in broadcast television stations. This product is intended to replace on-air tape decks used to store and play back advertising from video tape cart systems and, in some cases, to replace the cart systems themselves. The SeaChange Extensible Disk Play-to-Air System is designed for customers in larger broadcast television markets which use station automation systems.

  The SeaChange Extensible Disk Play-to-Air System is designed to simultaneously record, encode, store to a disk and play video content, using industry standard MPEG-2 compression. This product is designed to seamlessly integrate into television broadcasters' current tape-based operations and meet the high performance requirements of television broadcasters.

  SeaChange Commercial Playback System. The SeaChange Commercial Playback System is designed to store, manage and distribute advertisements and other short-form video streams for broadcast stations where broadcast automation systems are not widely deployed. This product is designed to have the same functionality and features of the SeaChange SPOT System but is designed to be tailored for the high performance requirements of the broadcast television environment.

  The SeaChange Commercial Playback System is designed to encode advertisements and other short-form video streams from video tape, interface with sales and billing systems for scheduling and verification, and store and manage large libraries of short-form video streams. The Company believes that the SeaChange Commercial Playback System will often be a first step toward automation for many television broadcasters.

  OEM Products

  The Company currently markets two original equipment manufacturer ("OEM") products.

  Video Server 100. The Video Server 100, which is the Company's second generation video server, is designed to store and distribute video streams of various lengths. The Video Server 100 provides the base technology for all of SeaChange's digital video products and is offered to systems integrators and VARs as a platform for the storage and delivery of video in a wide range of applications. Such video applications include library content management, the training of corporate employees and satellite delivery.

  The Video Server 100 provides custom power and packaging and software for use in professional video applications. It has features such as RAID and redundant power supply to ensure the continuous uninterrupted airing of video. The Video Server 100 uses industry standard components, which differentiates it from various video servers based on proprietary processors and specialized hardware components and operating systems. The OEM list price of the Video Server 100 is $32,000.

  MediaCluster. The MediaCluster is SeaChange's proprietary software technology that enables multiple Video Server 100s to operate together as an integrated video server. While the Video Server 100 is the base technology for short-form video applications, the MediaCluster serves as the base technology for long-form video applications.

  Through its software architecture, the MediaCluster can join multiple Video Server 100s to support large- scale applications by storing large amounts of video data and delivering multiple video streams, with no single point of failure in the system. The Company currently has a patent application pending for its MediaCluster technology. Although the MediaCluster software technology has been integrated into the SeaChange SPOT System and the SeaChange Movie System, the Company has not to date sold MediaCluster to any customer on a stand-alone basis. The Company is currently marketing the first generation of MediaCluster and plans to introduce a new version of MediaCluster in 1997.

  The Company is in the process of establishing a subsidiary at its Greenville, New Hampshire location for the manufacture, development and OEM sale of the Video Server 100 and MediaCluster products. The Company expects that certain employees of the Company or the subsidiary will acquire up to a 20% interest over time in the subsidiary and that the Company will own the remaining 80%. The Company intends that the subsidiary will license the necessary technology from the Company and will manufacture these products on a contract basis for the Company. The subsidiary will have the right to sell these products to OEM customers that do not compete with the Company. The Company intends to provide administrative and management services and, at least initially, selling and marketing and support services, to the subsidiary on a negotiated fee basis. It is expected that the subsidiary will conduct research and development on video server-based products, including the Video Server 100 and MediaCluster products, and will license all developments to the Company on a royalty-free basis. It is intended that after three years, the Company will have the right, but not the obligation, to acquire the 20% interest from the employees at fair market value.

CUSTOMER SERVICE AND SUPPORT

  The Company installs, maintains and supports its products in the United States and Canada. Annual maintenance contracts are generally required for the first year of a customer's use of the Company's products and customers are billed for the initial maintenance fee at the time of the placement of the purchase order. The maintenance contracts are renewable on an annual basis, and, as of August 31, 1996, all of the Company's customers have renewed such contracts annually. The Company also offers basic and advanced formal on-site training for customer employees at the time of product installation. For international customers, the Company's agents and distributors generally provide installation, maintenance and support to their customers.

  The Company offers technical support to customers, agents and distributors on a 24-hour, seven-day a week basis. Support engineers are committed to providing a response to technical support calls within two hours. The Company's products are designed with remote diagnostic capabilities which permit the support engineers to immediately begin to diagnose any problems without having to travel to the customer's location, thereby reducing both response time and cost. When necessary, however, support engineers are dispatched to the customer's facility. The Company's commitment to service is evidenced by the fact that as of August 31, 1996 more than 25% of Company employees were providing customer service and support, including project design and implementation, installation and training.

CUSTOMERS

  The Company currently sells its products primarily to cable television operators and telecommunications companies. In addition, the Company is developing several products for television broadcasters. To date, the Company's customers include the following:

                          CABLE TELEVISION OPERATORS

  Adelphia Cable Communications              Dakota Cable Communications
  Antietam Cable TV, Inc.                    Indianapolis Interconnect
  Buckeye Cablevision, Inc.                  Intermedia Partners
  Cable Advertising Communications (Cable Adcom)
                                             Jones Intercable, Inc.
  Cable Advertising Network of Greater St. Louis, Inc.
                                             Love Communications Company of
  Cablevision Systems Corporation            Jackson
  CAMA (Cable Advertising of Metro Atlanta)  Multimedia Cablevision, Inc.
  Central Oregon Cable Advertising, Inc.     New York Interconnect
  Charter Communications, Inc.               Scripps-Howard Cable
  Coaxial Communications                     Southwest Florida Interconnect
  Comcast Corporation                        Tele-Communications, Inc. (TCI)
  Continental Cablevision                    Time Warner, Inc.
  Cox Communications, Inc.                   TKR Cable Company

  TELECOMMUNICATIONS COMPANIES               SYSTEMS INTEGRATORS AND VARS


  Bell Atlantic Video Services               International Business Machines
  GTE Corporation                            Corporation
  Lucent Technologies                        Roscor Corporation
  MCI Telecommunications Corporation         United Video Satellite Group
  NYNEX Video Services Operations Company
  Pacific Telesis Video Services
  TELEWEST Communications Group plc
  TELE-TV Systems
  U S WEST, Inc.

  As of September 30, 1996, the Company had an installed base of more than 100 digital video insertion systems in the United States and 6 internationally. The following map illustrates installations of SeaChange SPOT Systems.

                      SEACHANGE SPOT SYSTEM INSTALLATIONS


  [A GRAPHIC REPRESENTATION OF SEACHANGE SPOT SYSTEM INSTALLATIONS ON A MAP WITH SYMBOLS DESIGNATING THE SITE OF EXISTING INSTALLED SYSTEMS APPEARS HERE]


  The Company's customer base is highly concentrated among a limited number of large customers, primarily due to the fact that the cable and telecommunications industries in the United States are dominated by a limited number of large companies. A significant portion of the Company's revenues in any given fiscal period have been derived from substantial orders placed by these large organizations. In 1994 and 1995 and the first six months of 1996, revenues from the Company's five largest customers represented approximately 94.7%, 90.9% and 75.1%, respectively, of the Company's total revenues. Customers accounting for more than 10% of total revenues have consisted of Continental Cablevision (51%), Cox Communications, Inc. (18%), Digital Equipment Corporation (11%) and Time Warner, Inc. (10%) in 1994; Continental Cablevision (29%), Tele-Communications, Inc. (29%), Time Warner, Inc. (16%) and Cox Communications, Inc. (12%) in 1995; and Tele-Communications, Inc. (26%), Comcast Corporation (19%), Time Warner, Inc. (13%) and U S WEST, Inc./CAMA (Cable Advertising of Metro Atlanta) (10%) in the first six months of 1996. The Company expects that it will continue to be dependent upon a limited number of customers for a significant portion of its revenues in future periods. As a result of this customer concentration, the Company's business, financial condition and results of operations could be materially adversely affected by the failure of anticipated orders to materialize and by deferrals or cancellations of orders as a result of changes in customer requirements or new product announcements or introductions. See "Risk Factors--Significant Concentration of Customers."

  The Company believes that its backlog at any particular time is not meaningful as an indicator of its future level of sales for any particular period. Because of the software-based nature of the Company's products and its use of standard components, substantially all of the backlog at the end of a quarter can be manufactured by the Company and is intended to be shipped by the end of the following quarter. However, because of the requirements of particular customers, the seasonality of the business and, in respect to certain sales, the acceptance criteria necessary for revenue recognition, such backlog may not be shipped or, if shipped, the related revenues may not be recognized in such quarter. Therefore, there is no direct correlation between the backlog at the end of any quarter and the Company's total sales for the following quarter or other periods.

SELLING AND MARKETING

  The Company sells and markets its products in the United States primarily through a direct field sales organization and internationally primarily through independent agents and distributors, complemented by a coordinated marketing effort of the Company's marketing group. Direct sales activities in the United States are conducted from the Company's Massachusetts headquarters and three field offices. In October 1996, the Company entered into an exclusive sales and marketing representative agreement with a private Italian company which covers continental Europe. The Company also markets certain of its products, namely the Video Server 100 and MediaCluster, to systems integrators and VARs. As of August 31, 1996, the Company's selling and marketing organization consisted of 12 people.

  In light of the complexity of the Company's digital video products, the Company primarily employs a consultative direct sales process. Working closely with customers to understand and define their needs enables the Company to obtain better information regarding market requirements, enhance its expertise in its customers' industries, and more effectively and precisely convey to customers how the Company's solutions address the customer's specific needs. In addition to the direct sales process, customer references and visits by potential customers to sites where the Company's products are in place are often critical in the sales process.

  The Company uses several marketing programs focused on the Company's targeted markets to support the sale and distribution of its products. The Company uses exhibitions at a limited number of prominent industry trade shows and conferences and presentations at technology seminars to promote awareness of the Company and its products. The Company also publishes technical articles in trade and technical journals and product promotional literature.

RESEARCH AND PRODUCT DEVELOPMENT

  Management believes that the Company's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion new products and enhancements to its existing products that meet changing customer requirements in the Company's current and new markets. The Company has in the past made, and intends to continue to make, substantial investments in product and technological development. Through its direct sales process the Company monitors changing customer needs, changes in the marketplace and emerging industry standards, and is therefore better able to focus its research and development efforts to address such evolving industry requirements.

  The Company's research and development expenditures totaled approximately $43,000, $885,000 and $2.4 million for the period ended December 31, 1993 and for the years ended December 31, 1994 and 1995, respectively, and approximately $2.0 million for the first six months of 1996. At August 31, 1996, 41 employees were engaged in research and product development. The Company believes that the experience of its product development personnel is an important factor in the Company's success. The Company performs its research and product development activities at its headquarters and in offices in Greenville, New Hampshire and Atlanta, Georgia. The Company has historically expensed its direct research and development costs as incurred.

  The Company has a variety of new products being developed and tested, including long-form video products for cable television operators and telecommunications companies, digital play-to-air systems for television broadcasters and the next version of its MediaCluster software. There can be no assurance that the Company will be able to successfully develop and market such products, or to identify, develop, manufacture, market or support other new products or enhancements to its existing products successfully or on a timely basis, that new Company products will gain market acceptance, or that the Company will be able to respond effectively to product announcements by competitors or technological changes. See "Risk Factors--Risk of New Product Introductions."

MANUFACTURING

  The Company's manufacturing operations are located at facilities in Acton, Massachusetts and in Greenville, New Hampshire. The manufacturing operations in Massachusetts consist primarily of component and subassembly procurement, system integration and final assembly, testing and quality control of the complete systems. The Company's operations in New Hampshire consist primarily of component and subassembly procurement, video server integration and final assembly, testing and quality control of the video servers. The Company relies on independent contractors to manufacture components and subassemblies to the Company's specifications. Each of the Company's products undergoes testing and quality inspection at the final assembly stage.

  The Company attempts to use standard parts and components available from multiple vendors. Certain components used in the Company's products, however, are currently purchased from a single source, including a computer chassis manufactured by Trimm Technologic Inc., a disk controller manufactured by Mylex Corporation, an MPEG-2 decoder card manufactured by Vela Research, Inc. and an MPEG-2 encoder manufactured by Optivision, Inc. While the Company believes that there are alternative suppliers available for the foregoing components, the Company believes that the procurement of such components from alternative suppliers would take anywhere from 45-120 days. There can be no assurance that such alternative components would be functionally equivalent or would be available on a timely basis or on similar terms. The Company purchases several other components from a single supplier, although the Company believes that alternative suppliers for such components are readily available on a timely basis. The Company generally purchases sole source or other components pursuant to purchase orders placed from time to time in the ordinary course of business and has no written agreements or guaranteed supply arrangements with its sole source suppliers. The Company has experienced quality control problems and supply shortages for sole source components in the past and there can be no assurance that the Company will not experience significant quality control problems or supply shortages for these components in the future. The Company has begun to increase its inventory of these components. However, any interruption in the supply of such single source components could have a material adverse effect on the Company's business, financial condition and results of operations. Because of the Company's reliance on these vendors, the Company may also be subject to increases in component costs which could adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Sole Source Suppliers and Third Party Manufacturers."

COMPETITION

  The markets in which the Company competes are characterized by intense competition, with a large number of suppliers providing different types of products to different segments of the markets. The Company currently competes principally on the basis of: (i) the breadth of its products' features and benefits, including the ability to precisely target viewers in specific geographic or demographic groups, and the flexibility, scalability, professional quality, ease of use, reliability and cost effectiveness of its products; and (ii) the Company's reputation and the depth of its expertise, customer service and support. While the Company believes that it currently competes favorably overall with respect to these factors and that its ability to provide software-based solutions to manage, store and distribute digital video differentiates the Company from its competitors, there can be no assurance that the Company will be able to continue to compete successfully with respect to such factors.

  In the digital advertisement insertion market, the Company generally competes with Channelmatic Inc., a subsidiary of Indenet Inc., Sony Corporation, Digital Equipment Corporation, Starnet Inc., Texscan Corporation, a subsidiary of TSX Corporation, and various suppliers of traditional analog tape-based systems. In the market for long-form video products, the Company competes against various computer companies offering video server platforms such as Hewlett-Packard Company, Digital Equipment Corporation, and Silicon Graphics, Inc., and more traditional movie application providers like The Ascent Entertainment Group, Panasonic Company, and Lodgenet Entertainment. In addition, the SeaChange Media Management Software competes against certain products of Columbine Cable Systems, Inc., Cable Computerized Management Systems, Inc., a subsidiary of Indenet Inc., CAM Systems, Inc., a subsidiary of Starnet Inc., Visiontel, Inc. and various suppliers of sales, scheduling and billing products. When the Company introduces a product for the television broadcast market, the Company expects to compete against Tektronix, Inc., BTS Inc., a division of Robert Bosch GMBH, Hewlett-Packard Company, Sony Corporation, Silicon Graphics, Inc., Sun Microsystems, Inc. and ASC Incorporated. The Company expects the competition in each of these markets to intensify.

  Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than the Company. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. Moreover, these companies may introduce additional products that are competitive with those of the Company or enter into strategic relationships to offer complete solutions, and there can be no assurance that the Company's products would compete effectively with such products.

  Although the Company believes that it has certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by the Company in research and development, selling and marketing and customer service and support. In addition, as the Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in the Company's current markets. There can be no assurance that the Company will be able to compete successfully against either current or potential competitors in the future. See "Risk Factors--Highly Competitive Market."

PROPRIETARY RIGHTS

  The Company's success and its ability to compete is dependent, in part, upon its proprietary rights. Although the Company has filed one patent application for its MediaCluster technology, it does not hold any issued patents and currently relies on a combination of contractual rights, trademark laws, trade secrets and copyright laws to establish and protect its proprietary rights in its products. There can be no assurance that a patent will be issued with respect to the pending application or that, if issued, the validity of such patent would be upheld. Nor can there be any assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries in which the Company's products are or may be distributed do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

  The Company is also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights of others. The Company attempts to ensure that its products do not infringe any existing proprietary rights of others. The Company received a letter in January 1996 stating that the Company's video insertion system may be utilizing technology patented by a third party. The Company did not respond to such letter and has received no further communication from the holder of these patents. The Company does not believe that its products infringe such patents. There can be no assurance that the holder of these patents or other third parties will not assert infringement claims against the Company in the future based on patents, copyrights, trademarks or trade secrets, or that any such claims will not be successful. The Company could incur substantial costs in defending itself and its customers against any such claims, regardless of the merits of such claims. Parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, and could result in significant litigation costs and expenses or an award of substantial damages. In the event of a successful claim of infringement, the Company and its customers may be required to obtain one or more licenses from third parties or to develop alternative technologies. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable cost or at all, or would be able to develop alternative technologies. The defense of any lawsuit could result in time consuming and expensive litigation, damages, license fees, royalty payments and restrictions on the Company's ability to sell its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Proprietary Rights."

  The SeaChange Media Management Software is based on software the Company licensed from Summit Software Systems, Inc. of Boulder, Colorado in May 1996. The Company has been granted a perpetual, nonexclusive license to such software in return for the payment of an up-front license fee and royalties for sales occurring prior to June 1998.

EMPLOYEES

  As of August 31, 1996, the Company employed 104 persons, including 41 in research and development, 28 in customer service and support, 12 in selling and marketing, 12 in manufacturing and 11 in finance and administration. None of the Company's employees is represented by a collective bargaining arrangement, and the Company believes that its relations with its employees are good.

  The Company's success depends to a significant degree upon the continuing contributions of its key management, sales, professional services, customer support and product development personnel. The loss of any of the key management or technical personnel could have a material adverse effect on the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, professional services, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified personnel in the Company's industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company's corporate headquarters, which is also its principal administrative, selling and marketing, customer service and support and product development facility, is located in Maynard, Massachusetts and consists of approximately 27,000 square feet under a lease which expires on March 31, 1998, with an annual base rent for 1996 of approximately $107,000. The Company plans to lease an additional 10,000 square feet in the same building beginning in January 1997 and to move its manufacturing facility, currently located in 4,800 square feet of leased space in Acton, Massachusetts, to such space. The Company leases a facility of approximately 9,000 square feet in Greenville, New Hampshire that is used for the development and final assembly of its video servers, and a facility of approximately 1,400 square feet in Atlanta, Georgia that is used for research and development. The Company also leases small sales and support offices in Burlingame, California and St. Louis, Missouri. The Company believes its existing and planned facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company believes that it is not currently involved in any legal proceedings the resolution of which, individually or in the aggregate, would have a material adverse effect on the Company's business, financial condition or results of operation.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

             NAME               AGE                  POSITION
             ----               ---                  --------
William C. Styslinger, III.....  50 President, Chief Executive Officer,
                                    Chairman of the Board and Director
Edward J. McGrath..............  44 Vice President, Engineering, Chief
                                    Technical Officer, Secretary and Director
Edward J. Delaney, Jr..........  36 Vice President, Sales and Marketing
Thomas Franeta.................  41 Vice President, Business Development
Alan R. Lathrop ...............  44 Vice President, Software Engineering
Bruce E. Mann..................  48 Vice President, Network Storage Engineering
Beat Marti.....................  50 Vice President, Customer Services
Joseph S. Tibbetts, Jr. .......  44 Vice President, Finance and Administration,
                                    Chief Financial Officer and Treasurer
Martin R. Hoffmann (1)(2)......  64 Director
Paul H. Saunders (1)(2)........  42 Director
Carmine Vona (1)(2)............  58 Director

--------
(1) Member of the Compensation and Option Committee
(2) Member of the Audit Committee

  William C. Styslinger, III, a founder of the Company, has served as the President, Chief Executive Officer and a Director since the Company's inception in July 1993 and as Chairman of the Board since January 1995. Prior to forming the Company in 1993, Mr. Styslinger was employed at Digital Equipment Corporation since March 1978, most recently as manager of the Cable Television Business Unit from October 1991 to May 1993.

  Edward J. McGrath, a founder of the Company, has served as Secretary since the Company's inception in July 1993, and as Vice President, Engineering, Chief Technical Officer and a Director since August 1993. Mr. McGrath served as the Treasurer of the Company from its inception to June 1996. Prior to forming the Company in 1993, Mr. McGrath was employed in various positions at Digital Equipment Corporation since November 1976, most recently as Director of Engineering of the Cable Television Business Unit from March 1992 to May 1993, and prior to that, from March 1989 to March 1992, as Group Manager-- Silicon Systems Engineering.

  Edward J. Delaney, Jr. joined the Company in February 1994 as Vice President, Sales and Marketing. Prior to joining the Company, Mr. Delaney spent 12 years with Digital Equipment Corporation in a variety of positions, including Marketing and Operations Manager for Digital's Cable Television Business Unit, marketing manager of media products for the Asia/Pacific region, executive assistant to the Vice President of United States sales, and sales manager.

  Thomas Franeta has served as Vice President, Business Development of the Company since June 1996. Prior to that, Mr. Franeta served as Vice President-- Eastern Region Sales from March 1994 to June 1996. Before joining the Company, from November 1981 to February 1994, Mr. Franeta held several management positions at Digital Equipment Corporation, most recently as a Corporate Account Manager in the Financial Industry Business.

  Alan R. Lathrop joined the Company in October 1993 as Vice President, Software Engineering. Prior to joining the Company, Mr. Lathrop served as Technical Director for Logica North America, Northeast Division, a software consulting company, from January 1993 to October 1993. Prior to that, from August 1991 to January 1993, Mr. Lathrop was a Consulting Software Engineer at Digital Equipment Corporation.

  Bruce E. Mann joined the Company in September 1994 as Vice President, Network Storage Engineering. Mr. Mann has been selected to be the President of SeaChange Systems, the subsidiary the Company is in the process of establishing to develop and manufacture video server-based products. Prior to joining the Company, Mr. Mann served as Director of Network Technology at Ungermann- Bass, Inc., a subsidiary of Tandem Computers Inc., from March 1993 to September 1994. Prior to that, from September 1976 to March 1993 Mr. Mann was an engineer at Digital Equipment Corporation, most recently as Senior Consulting Engineer.

  Beat Marti joined the Company in July 1994 as Vice President, Customer Services. Prior to joining the Company, Mr. Marti held various positions at Digital Equipment Corporation from January 1973 to July 1994, most recently as an engineering manager of various software development groups.

  Joseph S. Tibbetts, Jr. joined the Company in June 1996 as Vice President, Finance and Administration, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Tibbetts was employed in various positions by Price Waterhouse LLP from July 1976 to June 1996, most recently serving as Partner from July 1986 to June 1996 and the National Director of the Software Services Group from July 1989 to June 1996.

  Martin R. Hoffmann has served as Director of the Company since January 1995. Mr. Hoffmann has served as Of Counsel to Skadden, Arps, Slate, Meagher & Flom since January 1996. From April 1995 to January 1996, Mr. Hoffmann maintained a law practice and business consulting practice. He was a Visiting Senior Fellow at the Center for Policy, Industry and Industrial Development at Massachusetts Institute of Technology from May 1993 to April 1995, prior to which, from April 1989, he served as Vice President and General Counsel for Digital Equipment Corporation. Mr. Hoffmann is a member of the Board of Directors of Castle Energy Corporation, an oil and gas refining and exploration company.

  Paul H. Saunders has served as a Director of the Company since July 1995. Mr. Saunders has been the Chairman and Chief Executive Officer of James River Capital Corporation, a money management firm, from January 1995 to the present. Prior to that, Mr. Saunders was Managing Director of the Managed Futures Department at Kidder Peabody & Co. Incorporated from April 1983 to January 1995. Mr. Saunders is a director of Centaur, a company involved in the development and manufacturing of veterinary diagnostic and therapeutic healthcare products.

  Carmine Vona has served as a Director of the Company since January 1995. Mr. Vona has been President and Chief Executive Officer of Vona Information Systems, a consulting firm, since June 1996. Prior to that Mr. Vona was Executive Vice President and Managing Director for worldwide technology at Bankers Trust Co. from November 1969 to June 1996. From August 1986 to June 1996 Mr. Vona was Chairman of BT-FSIS, a software development company and a wholly-owned subsidiary of Bankers Trust Co.

  The Company's By-laws provide for the Company's Board of Directors to be comprised of as many directors as are designated from time to time by the Board of Directors or by the stockholders of the Company. The Board is currently comprised of five members. Each director holds office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Prior to this offering, the Company's stockholders approved an amendment and restatement of the Company's By-laws, as amended, to take effect upon the consummation of this offering, that includes a provision to establish a classified Board of Directors. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."

  Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  In January 1995 the Board of Directors established a Compensation Committee, later renamed the Compensation and Option Committee, and an Audit Committee. The Compensation and Option Committee makes recommendations concerning the salaries and incentive compensation of management and key employees of the Company and administers the Company's stock plans. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent accountants and reviewing the Company's internal controls.

DIRECTOR COMPENSATION

  Following the consummation of this offering, non-employee directors will receive a fee of $1,000 for each meeting of the Board of Directors that they attend in person and will be reimbursed for their reasonable out-of- pocket expenses incurred in attending such meetings. No director who is an employee of the Company will receive separate compensation for services rendered as a director. Non-employee directors are also eligible for participation in the Company's 1996 Non-Employee Director Stock Option Plan. See "Management--Stock Plans."

  In June 1995 the Company sold 11,251 shares of Common Stock of the Company to each of Mr. Hoffmann and Mr. Vona, each a director of the Company, for a price of $.023 per share. In August 1995, the Company sold 5,625 shares of Common Stock of the Company to Mr. Saunders, a director of the Company, for a purchase price of $.50 per share.

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth certain information with respect to the compensation paid to or accrued by the Company for services rendered during the year ended December 31, 1995 by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers whose annual salary and bonus for the fiscal year ended December 31, 1995 exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                    LONG- TERM
                                                       ANNUAL      COMPENSATION
                                                   COMPENSATION(2) AWARDS(3)(4)
                                                   --------------- ------------
                                                                    SECURITIES
                                                                    UNDERLYING
NAME AND PRINCIPAL POSITION(1)                         SALARY      OPTIONS (#)
------------------------------                     --------------- ------------
William C. Styslinger, III
 President and Chief Executive Officer............    $145,000        27,000
Edward J. McGrath
 Vice President, Engineering and Chief Technology
 Officer..........................................     124,978        18,000
Bruce E. Mann
 Vice President, Network Storage Engineering......     121,348           --
Alan R. Lathrop
 Vice President, Software Engineering.............     121,000         5,250
Edward J. Delaney, Jr.
 Vice President, Sales and Marketing..............     109,375        15,000

--------
(1) Joseph S. Tibbetts, Jr. joined the Company as Vice President, Finance and Administration, Chief Financial Officer and Treasurer in June 1996. Mr. Tibbetts' annual base salary will be $200,000. In addition, in June 1996 the Company granted Mr. Tibbetts options to purchase 186,825 shares of Common Stock at an exercise price of $7.33 per share.
(2) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(3) Represents stock options granted under the Company's 1995 Stock Option Plan. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during 1995.
(4) The Company has sold stock subject to restrictions on vesting to the Named Executive Officers at a purchase price equal to the then fair market value of such stock. The number and value of all unvested stock holdings by each of the Named Executive Officers as of the year ended December 31, 1995 are as set forth below. Since there was no public trading market for the Common Stock as of December 31, 1995, the values of the unvested shares have been calculated on the basis of the fair market value of the Company's Common Stock at the end of 1995 ($4.195 per share), as determined by the Board of Directors. Mr. Styslinger--720,000 shares, $3,020,640; Mr. McGrath--720,000 shares, $3,020,640; Mr. Mann--270,000 shares, $1,132,740; Mr. Lathrop--450,000 shares, $1,887,900; and Mr.
    Delaney--960,000 shares, $4,027,520.

OPTION GRANTS

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1995 to the Named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") during the fiscal year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                          ------------------------------------------
                                                                          POTENTIAL
                                     PERCENT OF                       REALIZABLE VALUE
                                       TOTAL                          AT ASSUMED ANNUAL
                          NUMBER OF   OPTIONS                          RATES OF STOCK
                          SECURITIES GRANTED TO                      PRICE APPRECIATION
                          UNDERLYING EMPLOYEES  EXERCISE             FOR OPTION TERM(4)
                           OPTIONS   IN FISCAL  PRICE PER EXPIRATION -------------------
    NAME                  GRANTED(1)  YEAR(2)   SHARE(3)     DATE       5%        10%
    ----                  ---------- ---------- --------- ---------- --------- ---------
William C. Styslinger,
 III....................    27,000      8.3%      $1.36    10/20/00  $  10,145 $  22,418
Edward J. McGrath.......    18,000      5.5        1.36    10/20/00      6,763    14,945
Bruce E. Mann...........       --       --          --          --         --        --
Alan R. Lathrop.........     5,250      1.6        1.23    10/20/05      4,072    10,319
Edward J. Delaney, Jr...    15,000      4.6        1.36    10/20/00      5,636    12,454

--------
(1) Options granted become exercisable at the rate of 20% after one year and an additional 5% after each subsequent quarter.
(2) Based on an aggregate of 327,114 shares subject to options granted to employees of the Company in 1995.
(3) The exercise price per share of the option granted to Mr. Lathrop was equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors, and the exercise price per share of the options granted to Messrs. Styslinger, McGrath and Delaney were equal to 110% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, and are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock. The gains shown are net of the option exercise price, but do not include deductions for federal or state income taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period and the date on which the options are exercised.

YEAR-END OPTION TABLE

  The following table sets forth certain information concerning the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1995. No SARs or stock options were exercised during the fiscal year ended December 31, 1995 by any Named Executive Officer.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                             NUMBER OF SECURITIES
                                  UNDERLYING           VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                              AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                           ------------------------- -------------------------
           NAME            EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
           ----            ----------- ------------- ----------- -------------
William C. Styslinger,
 III......................     --         27,000         --         $76,554
Edward J. McGrath.........     --         18,000         --          51,036
Bruce E. Mann.............     --            --          --             --
Alan R. Lathrop...........     --          5,250         --          15,550
Edward J. Delaney, Jr.....     --         15,000         --          42,530

--------
(1) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of the fair market value of the Company's Common Stock at the end of 1995 ($4.195 per share), as determined by the Board of Directors, less the applicable exercise price.

  Certain executive officers of the Company hold certain of their shares of Common Stock pursuant to Stock Restriction Agreements, which generally provide for five year annual vesting of such shares of Common Stock and acceleration of vesting upon the death of the stockholder. Upon the termination of the stockholder's business relationship with the Company, the Company has a right to repurchase the shares owned by the stockholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to January 1995, the Company had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors. No stock options were granted prior to the formation of the Compensation and Option Committee of the Board of Directors.

STOCK PLANS

  1995 Stock Option Plan. The Company's 1995 Stock Option Plan was adopted by the Board in September 1995 and approved by the Company's stockholders in October 1995. An Amended and Restated 1995 Stock Option Plan was adopted by the Board in September 1996 and approved by the Company's stockholders in September 1996 (the "1995 Plan"). Under the terms of the 1995 Plan, the Company is authorized to grant incentive ("ISO") and non- qualified stock options (collectively, "Stock Options") to employees, directors and officers of and consultants to the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 1,950,000.

  The 1995 Plan is administered by the Compensation and Option Committee of the Board of Directors, which currently consists of three disinterested directors, Martin R. Hoffmann, Paul H. Saunders and Carmine Vona. Subject to the provisions of the 1995 Plan, the Compensation and Option Committee has the authority to select the optionees and determine the terms of the Stock Options granted under the 1995 Plan, including: (i) the number of shares subject to each Stock Option, (ii) when the Stock Option becomes exercisable, (iii) the exercise price of the Stock Option, which in the case of an ISO cannot be less than the fair market value of the Common

Stock as of the date of grant, or not less than 110% of the fair market value in the case of ISO's granted to an employee or officer holding 10% or more of the voting stock of the Company, (iv) the duration of the Stock Option and (v) the time, manner and form of payment upon exercise of a Stock Option. A Stock Option is not transferable by the recipient except by will or by the laws of descent and distribution or in the case of non-qualified stock options only to the extent set forth in the agreement relating to such option. Generally, no ISO may be exercised more than 90 days following termination of employment. However, in the event that termination is due to death or disability, the Stock Option is exercisable for a maximum of 180 days after such termination.

  As of August 31, 1996, options to purchase a total of 671,289 shares of Common Stock at exercise prices ranging from $.50 to $9.33 per share (with a weighted average exercise price of $4.11 per share) were outstanding under the 1995 Plan (of which 37,727 options were then exercisable) and options for 6,617 shares of Common Stock had been exercised.

  1996 Non-Employee Director Stock Option Plan. The 1996 Non-Employee Director Stock Option Plan (the "Director Option Plan") was adopted by the Board of Directors in June 1996 and approved by the Company's stockholders in June 1996. The Director Option Plan provides for the grant of options to purchase a maximum of 30,000 shares of Common Stock of the Company to non-employee directors of the Company.

  The Director Option Plan is administered by the Compensation and Option Committee of the Board of Directors. Under the Director Option Plan, each director who is not an employee of the Company will receive upon the later of
(i) the date of approval of the Plan by the Stockholders of the Company, (ii) the date of his or her initial election to the Board, or (iii) the date such person first becomes a non-employee director (the "Grant Date") an option to purchase 3,375 shares of Common Stock. Options granted under the Director Option Plan will vest as to 33 1/3% of the shares underlying the option immediately upon the date of the grant, and will vest as to an additional 8 1/3% of the shares underlying the option at the end of each of the next 8 quarters, provided that the optionee remains a director at the time of vesting of the installments. Each non-employee director will also receive, on each three-year anniversary of such director's Grant Date, an additional option to purchase 3,375 shares of Common Stock, vesting in accordance with the aforementioned schedule, provided that such director continues to serve on the Board of Directors at the time of grant. All options granted under the Director Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years from the date of grant. Options may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order and generally are exercisable to the extent vested only while the optionee is serving as a director or within 90 days after the optionee ceases to serve as a director of the Company. However, if an optionee ceases to serve as a director of the Company due to death or disability, all of the director's options become fully vested and are exercisable until the scheduled expiration date of the option. All unvested options granted under the Director Option Plan shall become fully exercisable in the event of any "Change in Control" of the Company, as defined in the Plan. An aggregate of 10,125 options have been granted to date under the Director Option Plan. On June 28, 1996 options for 3,375 shares were granted pursuant to the Director Option Plan to each of Messrs. Hoffmann, Saunders and Vona at an exercise price of $7.33 per share.

  1996 Employee Stock Purchase Plan. The 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors in September 1996 and approved by the Company's stockholders in September 1996. The 1996 Purchase Plan provides for the issuance of a maximum of 300,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1996 Purchase Plan is administered by the Compensation and Option Committee of the Board of Directors. All employees of the Company whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the 1996 Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock and directors who are not employees of the Company may not participate in the 1996 Purchase Plan. To participate in the 1996 Purchase Plan, an employee must authorize the Company to deduct an amount

(not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six- month periods commencing on January 1 and July 1 of each year (each a "Plan Period"), but in no case shall an employee be entitled to purchase more than 750 shares in any Plan Period. The exercise price for the option for each Plan Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1996 Purchase Plan may not be transferred or assigned. An employee's rights under the 1996 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1996 Purchase Plan.

401(K) PLAN

  In January 1994, the Company adopted a Section 401(k) Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified plan covering Company employees who are over 21 years of age and elect to participate in the 401(k) Plan. All Company contributions to the 401(k) Plan, if any, shall vest 20% after two years of service, and 20% for each additional year of service.

                             CERTAIN TRANSACTIONS

  Since being established in July 1993, the Company has sold shares of Common Stock to a number of executive officers, directors and holders of more than 5% of the Company's outstanding Common Stock. In July 1993, the Company sold 1,200,000 shares of Common Stock to Mr. Styslinger and 1,200,000 shares to Mr. McGrath, in each case at a purchase price of $.00013 per share. In October 1993, the Company sold 150,000 shares of Common Stock to each of Mr. McGrath and Mark Sanders at a price per share of $.00013. In April 1994, the Company sold 1,350,000 shares of Common Stock to Mr. Delaney, 574,950 shares to Mr. Franeta, 81,450 shares to Mr. Sanders and 75,000 shares to Mr. Styslinger, in each case at a purchase price of $.00067 per share. Also in April 1994, the Company sold 750,000 shares of Common Stock to Mr. Lathrop, 600,000 shares to Mr. Sanders and 300,000 shares to Mr. Styslinger, in each case at a purchase price of $.00013. In May 1994, the Company sold 150,000 shares of Common Stock to Mr. Styslinger at a purchase price of $.00067. In November and December 1994, the Company sold 150,000 shares of Common Stock to Mr. Mann and 150,000 shares to Mr. Marti, respectively in each case at a purchase price of $.023 per share. In June 1995, the Company sold 11,250 shares of Common Stock to Mr. Hoffmann, 150,000 shares to Mr. Mann and 11,250 shares to Mr. Vona, in each case at a purchase price of $.023 per share. In August 1995, the Company sold 5,625 shares of Common Stock to Mr. Saunders at a purchase price of $.50 per share.

  In June 1994, the Company sold shares of Series A Convertible Preferred Stock, at a common equivalent purchase price of $.167 per share, to investors that included the following directors and officers or their family members:
Mr. Delaney's wife's IRA--150,000 shares; Mr. Hoffmann--150,000 shares; Mr. Saunders--300,000 shares; and Mr. Styslinger's IRA--150,000 shares. Also in June 1994, the Company sold shares of Series A Convertible Preferred Stock, at a common equivalent purchase price of $.233 per share, to the following directors or officers or their family members: Mr. Franeta--25,050 shares; Mr. Saunders--642,900 shares; and Mr. Vona's sons--300,000 shares. All of the above share numbers represent the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock are convertible.

  In October and November 1995, the Company sold shares of Series B Convertible Preferred Stock, at a purchase price of $6.293 per share, to investors that included the following directors and holders of more than 5% of the Company's outstanding Common Stock: Summit Investors II and affiliated entities--512,699 shares; Mr. Hoffmann--3,204 shares; and members of Mr. Vona's family--6,409 shares. The purchasers of Series B Convertible Preferred Stock have certain rights to register the shares of Common Stock issuable upon conversion of such Series B Convertible Preferred Stock. Based on the conversion price in effect as a result of this offering and as adjusted to give effect to the 3-for-2 split of the Company's Common Stock, shares of Series B Convertible Preferred Stock will convert into shares of Common Stock upon the consummation of the offering at a rate of 1.0493 shares of Common Stock for every 1 share of Series B Convertible Preferred Stock outstanding.

  In January 1996, the Company repurchased shares of Common Stock and Series A Preferred Stock from stockholders at a purchase price of $4.195 and $419.50 per share, respectively, including the following executive officers, directors and holders of more than 5% of the Company's outstanding Common Stock (all of the following share numbers representing the number of shares of Common Stock repurchased or the number of shares of Common Stock into which the shares of Series A Preferred Stock repurchased are convertible): Mr. Delaney--150,000 shares; Mr. Lathrop--112,500 shares; Mr. Sanders--60,000 shares; and Mr. Saunders--192,900 shares. Also in January 1996, Messrs. Styslinger and McGrath sold an aggregate of 98,946 and 135,000 shares of Common Stock, respectively, to the holders of Series B Convertible Preferred Stock at a purchase price of $4.195 per share pursuant to the exercise of a call to a Put and Call Agreement between Messrs. Styslinger and McGrath individually and the holders of Series B Convertible Preferred Stock entered into in October 1995. The purchasers included the following directors or holders of 5% of the Company's outstanding Common Stock (all of the following share numbers representing the aggregate number of shares purchased from Messrs. Styslinger and McGrath by such purchaser): Summit Investors II and related entities--184,391 shares; Mr. Hoffmann--1,155 shares; and members of Mr. Vona's family--2,305 shares.

  In October 1995, the Company made loans to employees, including to the following executive officers, directors and holders of more than 5% of the Company's outstanding Common Stock in the following amounts: Mr. Lathrop-- $125,000; Mr. McGrath--$200,000; Mr. Sanders--$50,000, Mr. Delaney--$160,000
and Mr. Styslinger--$90,000. All of the loans had an annual interest rate of 5.9% and were secured by a pledge of shares of Common Stock. All of such loans were repaid in January 1996.

  In connection with Mr. Tibbetts joining the Company in June 1996, the Company agreed that in the event the Company terminates his employment without cause or Mr. Tibbetts terminates his employment with the Company involuntarily (including in each case, a termination by the Company's successor after the acquisition of the Company, or its business or assets) (i) at any time prior to June 30, 1997, the Company or its successor, as applicable, will pay Mr. Tibbetts severance equal to 12 months salary continuation at his then current base salary and (ii) thereafter, the Company or its successor, as applicable, will pay Mr. Tibbetts severance equal to six months salary continuation at his then current base salary, and in each case, vesting under his stock option agreements will be accelerated by 12 months or six months, under (i) and (ii) above, respectively. In addition, the Company agreed that, upon the request of Mr. Tibbetts, it would loan him up to $50,000 at any time prior to June 30, 1997 and an additional $50,000 at any time prior to June 30, 1998. Any such loan will have a five year term and will bear interest equal to the then current Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code. No such loan has been requested or made at this time. Prior to joining the Company, Mr. Tibbetts was a partner at Price Waterhouse LLP, the Company's independent accountants since the inception of the Company and was the audit partner for the audits of the Company's 1993 and 1994 consolidated financial statements.

  The Company has adopted a policy that all transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 31, 1996 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each Selling Shareholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Except as otherwise provided below, the address of each person listed below is c/o SeaChange International, Inc., 124 Acton Street, Maynard MA 01754.

                          SHARES BENEFICIALLY             SHARES BENEFICIALLY
                          OWNED PRIOR TO THE                OWNED AFTER THE
                              OFFERING(1)         SHARES      OFFERING(1)
                          -----------------------  BEING  -----------------------
NAME                        NUMBER     PERCENT    OFFERED   NUMBER     PERCENT
----                      ------------ ---------- ------- ------------ ----------
William C. Styslinger,
 III(2).................     1,781,454     16.1%      --     1,781,454     14.0%
Edward J. Delaney,
 Jr.(3).................     1,353,000     12.3       --     1,353,000     10.6
Edward J. McGrath(4)....     1,218,600     11.0       --     1,218,600      9.6
Mark Sanders(5).........       772,141      7.0       --       772,141      6.1
Paul H. Saunders(6).....       757,031      6.9       --       757,031      5.9
Summit Partners(7) .....       722,364      6.5   239,851      482,513      3.8
Alan R. Lathrop(8)......       638,550      5.8       --       638,550      5.0
Thomas Franeta(9).......       600,001      5.4       --       600,001      4.7
Carmine Vona(10)........       319,881      2.9       --       319,881      2.5
Bruce E. Mann...........       300,000      2.7       --       300,000      2.4
Advent Internation-
 al(11).................       180,595      2.1    45,149      135,446      1.1
Martin R. Hoffmann(12)..       167,174      1.5       --       167,174      1.3
Beat Marti(13)..........       151,050      1.4       --       151,050      1.2
Joseph S. Tibbetts,
 Jr.(14)................        30,000   *            --        30,000        *
All executive officers
 and directors as a
 group
 (11 persons)(15)(16)...     7,316,741     66.0       --     7,316,741     57.2

--------
   *Less than 1% of the outstanding Common Stock
 (1) Applicable percentage of ownership as of August 31, 1996 is based upon shares of Common Stock and shares of Common Stock issuable upon conversion of all outstanding shares of the Company's Preferred Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after August 31, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (2) Includes 150,000 shares of Common Stock owned by First Trust, Trustee f/b/o William C. Styslinger, III, IRA which are issuable upon the conversion of shares of Series A Preferred Stock, 64,286 shares of Common Stock owned by Thomas and Emily Franeta as Trustees of The Styslinger Family Trust, 2,142 shares of Common Stock held by Thomas Franeta as Custodian for Kimberly J. Styslinger, and 5,400 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996. Mr. Styslinger disclaims beneficial ownership of the shares held by The Styslinger Family Trust and by Thomas Franeta as Custodian for Kimberly J. Styslinger.
 (3) Includes 150,000 shares of Common Stock owned by First Trust, Trustee f/b/o Kathryn H. Delaney, IRA which are issuable upon the conversion of shares of Series A Preferred Stock, 360,000 shares of Common Stock held by The Delaney Family Limited Partnership of which Mr. Delaney is both a general and a limited partner, and 3,000 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996. Mr. Delaney disclaims beneficial ownership of the shares held by his wife's IRA.
 (4) Includes 300,000 shares of Common Stock held by The McGrath Family Limited Partnership of which Mr. McGrath is both a general and a limited partner, and 3,600 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996.
 (5) Includes 690 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996.

 (6) Includes 617,144 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock, 64,286 shares of Common Stock owned by Richard R. Saunders, Jr. as Trustee for The Paul H. Saunders Irrevocable Trust Agreement No. 1 For The Benefit Of J. Brock Saunders, 64,286 shares of Common Stock owned by Richard R. Saunders, Jr. as Trustee for The Paul H. Saunders Irrevocable Trust Agreement No. 1 For The Benefit Of Paul H. Saunders, 2,142 shares of Common Stock owned by Craig E. Chason as Trustee for The Paul H. Saunders Irrevocable Trust Agreement No. 2 For The Benefit Of J. Brock Saunders, 2,142 shares of Common Stock owned by Craig E. Chason as Trustee of The Paul H. Saunders Irrevocable Trust Agreement No. 2 For The Benefit Of Paul H. Saunders, and 1,406 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996. Mr. Saunders disclaims beneficial ownership of the shares held by the various trusts noted above.
 (7) Includes 350,242 shares owned by Summit Ventures III, L.P., 350,242 shares owned by Summit Ventures IV, L.P. and 21,880 shares owned by Summit Investors II, L.P., in each case prior to the sale of shares in this offering, of which 260,839, 260,839 and 16,295 shares, respectively, are issuable upon the conversion of shares of Series B Preferred Stock. The respective general partners of these entities exercise sole voting and investment power with respect to the shares owned by such entities. The address of Summit Partners is 600 Atlantic Avenue, Boston, MA 02210.
 (8) Includes 1,050 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996.
 (9) Includes 25,050 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock. Does not include shares held by Mr. Franeta as the trustee of various trusts for the benefit of members of the Styslinger family. See Note 2 above.
(10) Includes (i) 1,406 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996, (ii) 922 shares of Common Stock held by each of his sons Joseph C. Vona and Salvatore Vona, (iii) 150,000 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock held by each of his two sons, and (iv) 2,690 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock held by each of his two sons. Mr. Vona disclaims beneficial ownership of those shares held by his sons.
(11) Includes 36,120 shares owned by Adtel Limited Partnership, 903 shares owned by Advent International Investors II Limited Partnership, 36,120 shares owned by Advent Partners Limited Partnership, 36,120 shares owned by Adwest Limited Partnership and 71,332 shares owned by Golden Gate Development & Investment Limited Partnership, in each case prior to the sale of shares in this offering, of which 26,899, 673, 26,899, 26,899 and 53,125, respectively, are issuable upon the conversion of shares of Series B Preferred Stock. The respective general partners of these entities exercise sole voting and investment power with respect to the shares owned by such entities. The address of Advent International is 101 Federal Street, Boston, MA 02108.
(12) Includes 150,000 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock, 3,362 shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock and 1,406 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996.
(13) Includes 1,050 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996.
(14) Includes 30,000 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996.
(15) Includes 48,318 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 31, 1996.
(16) The above table assumes no exercise of the over-allotment option. If the Underwriters exercise their over-allotment option in full, the number of shares sold, the number of shares beneficially owned and the percentage of ownership after the offering for each of the persons listed in the above table would be: (a) William C. Styslinger, III--32,821, 1,748,633, 13.7%; (b) Edward J. Delaney, Jr.--36,000, 1,317,000, 10.3%; (c) Edward
     J. McGrath--61,650, 1,156,950, 9.1%; (d) Mark Sanders--23,130, 749,011,
     5.9%; (e) Paul H. Saunders--0, 757,031, 5.9%; (f) Summit Partners--0,
     482,513, 3.8%; (g) Alan R. Lathrop--6,000, 632,550, 5.0%; (h) Thomas
     Franeta--0, 600,001, 4.7%; (i) Carmine Vona--0, 319,881, 2.5%; (j) Bruce
     E. Mann--0, 300,000, 2.4%; (k) Advent International--0, 135,446, 1.1%;
     (l) Martin R. Hoffmann--0, 167,174, 1.3%; (m) Beat Marti--0, 151,050,
     1.2%; (n) Joseph S. Tibbetts, Jr.--0, 30,000, *; and (o) all executive officers and directors as a group (11 persons)--136,471, 7,180,270, 56.1%. In addition, if the over-allotment option is exercised in full, seven other Selling Stockholders, who are all employees of the Company, who beneficially own in the aggregate 1,122,060 shares or 10.2% prior to the offering will sell an aggregate of 45,399 shares of Common Stock. Such Selling Stockholders would beneficially own in the aggregate 1,076,661 or 8.4% after the offering.

                         DESCRIPTION OF CAPITAL STOCK

  Effective upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. Prior to this offering, there were outstanding an aggregate of 10,522 shares of Series A Preferred Stock and 650,487 shares of Series B Preferred Stock which will automatically convert into an aggregate of 1,578,300 and 682,556 shares of Common Stock, respectively, upon the closing of this offering.

  The following summary description of the Company's capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Company's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-laws (the "By-laws"), filed as exhibits to the Registration Statement of which this Prospectus is a part. Such Charter and By-laws will be effective upon the closing of this offering.

COMMON STOCK

  As of August 31, 1996, there were 11,037,012 shares of Common Stock outstanding held by approximately 60 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 1,715,000 shares of Common Stock offered by the Company hereby, there will be 12,752,012 shares of Common Stock outstanding upon the closing of this offering. In addition, as of August 31, 1996, there were outstanding stock options for the purchase of a total of 681,414 shares of Common Stock.

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

  The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of to 5,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

  The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of Common Stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more for the corporation's voting stock.

  The By-laws provide for the election of directors. See "Management-- Executive Officers." The By-laws provide that (i) the number of directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors, (ii) vacancies on the Board of Directors may be filled by the Board unless and until filled by the stockholders, and (iii) directors may be removed only for cause by the vote of the holders of at least 75% of the shares then entitled to vote at an election of directors.

  The By-laws provide for a classified Board of Directors consisting of three classes of directors having staggered terms of three years each, with each of the classes being as nearly equal as possible. A single class of directors is elected each year at the Company's annual meeting of stockholders. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified. Mr. Styslinger is serving for a term expiring on the date of the Company's 1997 Annual Meeting of Stockholders, Messrs. Hoffmann and McGrath are serving for terms expiring on the date of the Company's 1998 Annual Meeting of Stockholders and Messrs. Saunders and Vona are serving for terms expiring on the date of the Company's 1999 Annual Meeting of Stockholders.

  The Company's By-laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting, provided, however, that if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or (ii) if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings called by the Company for the purpose of electing directors, the stockholder's notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

  The Charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account any factors that the Board of Directors determines to be relevant, including, without limitation,
(i) the interests of the Company's stockholders, including the possibility that these interests might be best served by the continued independence of the Company, (ii) whether the proposed transaction might violate federal or state laws, (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Company, but also to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Company's financial condition and future prospects, and (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Company, upon the communities in which the Company conducts its business and upon the economy of the state, region and nation.

  The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Charter and By-laws also provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent. The Charter and By-laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the then outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions, and to reduce the number of authorized shares of Common Stock and Preferred Stock. A 75% vote of stockholders is required for the stockholders to adopt, amend or repeal any By-law provisions. The By-laws may also be amended or repealed by a majority vote of the Board of Directors subject to any limitations set forth in the By-laws.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or recession, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Charter also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 12,752,012 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 2,000,000 shares (2,300,000 shares if the over-allotment option is exercised in full) to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 10,752,012 shares of Common Stock outstanding upon completion of this offering are deemed "Restricted Shares" under Rule 144 or Rule 701 under the Securities Act. Subject to the lock-up agreements described below (the "Lock-up Agreements"), approximately 6,386,000 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 or Rule 701 beginning 90 days after the date of this Prospectus.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 127,520 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The two and three year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from the issuer or an Affiliate. Rule 701 provides that currently outstanding shares of Common Stock acquired under the Company's employee compensation plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

  The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal if adopted would increase the number of shares of Common Stock eligible for resale in the public market following this offering. No assurance can be given concerning whether or when the proposal will be adopted by the Securities and Exchange Commission.

OPTIONS

  Rule 701 also provides that the shares of Common Stock acquired on the exercise of currently outstanding options issued under the Company's stock plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations. Subject to the Lock-up Agreements, approximately 681,400 additional shares, of which options to purchase 41,102 shares were exercisable as of August 31, 1996, will be available under such provisions.

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock otherwise issuable pursuant to the Company's various stock plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. Such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets to the extent applicable.

LOCK-UP AGREEMENTS

  Subject to certain limited exceptions, the Company, the executive officers and directors, the Selling Stockholders and certain other stockholders have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this Prospectus. In addition, for a period of 180 days from the date of this Prospectus, except as required by law, the Company has agreed that its Board of Directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of Common Stock without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters."

REGISTRATION RIGHTS

  After the completion of this offering, certain stockholders of the Company (the "Rightsholders") will be entitled to require the Company to register under the Securities Act up to a total of 1,092,753 shares of outstanding Common Stock (the "Registrable Shares") under the terms of a certain agreement among the Company and the Rightsholders (the "Registration Agreement"). The Registration Agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. The Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement with respect to their Registrable Shares and the Company is required to use its best efforts to effect such registration if the aggregate offering price of such proposed offering is at least $10,000,000. Furthermore, such holders may require the Company to file additional registration statements on Form S-3 subject to certain conditions and limitations. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time, or the availability of shares for future sale, may have on the market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated and Montgomery Securities are acting as Representatives (the "Underwriters"), have severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to them, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                                       NUMBER
              NAME                                                    OF SHARES
              ----                                                    ---------
   Morgan Stanley & Co. Incorporated.................................   446,668
   Alex. Brown & Sons Incorporated...................................   446,666
   Montgomery Securities.............................................   446,666
   Adams, Harkness & Hill, Inc.......................................    40,000
   Bear, Stearns & Co. Inc. .........................................    60,000
   Dean Witter Reynolds Inc. ........................................    60,000
   A.G. Edwards & Sons, Inc. ........................................    60,000
   Hambrecht & Quist LLC.............................................    60,000
   Brad Peery Inc. ..................................................    40,000
   Piper Jaffray Inc. ...............................................    40,000
   Punk, Ziegel & Knoell, L.P. ......................................    40,000
   Ragen MacKenzie Incorporated......................................    40,000
   Robertson, Stephens & Company LLC.................................    60,000
   Soundview Financial Group, Inc. ..................................    40,000
   Tucker Anthony Incorporated.......................................    40,000
   Van Kasper & Company..............................................    40,000
   Wedbush Morgan Securities.........................................    40,000
                                                                      ---------
     Total........................................................... 2,000,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of $.63 a share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $.10 a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, this offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company and the Selling Stockholders have granted the Underwriters an option, exercisable for 30 days from the date of the Prospectus, to purchase up to an additional 300,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

  Subject to certain limited exceptions, the Company and the executive officers and directors of the Company, the Selling Stockholders and certain other stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transactions described in clause (a) or (b) of this paragraph is to be settled by delivery of such Common Stock or such other securities, in cash or for a period of 180 days after the date of this Prospectus.

  The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors considered in determining the initial public offering price were the future prospects of the Company and its industry in general, net revenue, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, certain other ratios, and market prices of securities and certain financial operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston,
Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1994 and 1995 and June 30, 1996 and for the period July 9, 1993 (inception) through December 31, 1993, for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996 included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         SEACHANGE INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheet as of December 31, 1994 and 1995, June 30, 1996
 and pro forma June 30, 1996 (unaudited)................................... F-3
Consolidated Statement of Income for the period from July 9, 1993
 (inception) through December 31, 1993, for the years ended December 31,
 1994 and 1995 and for the six months ended June 30, 1995 (unaudited) and
 1996...................................................................... F-4
Consolidated Statement of Redeemable Convertible Preferred Stock and
 Stockholders' Equity for the period from July 9, 1993 (inception) through
 June 30, 1996 and pro forma June 30, 1996 (unaudited)..................... F-5
Consolidated Statement of Cash Flows for the period from July 9, 1993
 (inception) through December 31, 1993, for the years ended December 31,
 1994 and 1995 and for the six months ended June 30, 1995 (unaudited) and
 1996...................................................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SeaChange International, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of redeemable convertible preferred stock and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of SeaChange International, Inc. and its subsidiaries at June 30, 1996 and December 31, 1995 and 1994, and the results of their operations and their cash flows for the six months ended June 30, 1996, the years ended December 31, 1995 and 1994 and the period from July 9, 1993 (inception) through December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
September 12, 1996 except
as to the 3-for-2 stock split
discussed in Note 8 which
is as of October 30, 1996

                         SEACHANGE INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET

                                   DECEMBER 31,                      PRO FORMA
                              -----------------------   JUNE 30,     JUNE 30,
                                 1994        1995         1996         1996
                              ----------  -----------  -----------  -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents..  $  870,700  $ 6,184,100  $ 4,213,100  $ 4,213,100
 Accounts receivable, net of
  allowance for doubtful
  accounts of $40,000 at
  December 31, 1995 and
  $60,000 at June 30, 1996..   1,375,200    3,335,200    8,067,700    8,067,700
 Inventories................     790,700    2,438,500    6,874,900    6,874,900
 Prepaid expenses...........      28,300       27,700      352,100      352,100
 Deferred income taxes......      66,000      151,000      337,000      337,000
                              ----------  -----------  -----------  -----------
  Total current assets......   3,130,900   12,136,500   19,844,800   19,844,800
Property and equipment,
 net........................     352,900    1,433,100    3,355,500    3,355,500
Other assets................       9,900       25,400      657,000      657,000
                              ----------  -----------  -----------  -----------
                              $3,493,700  $13,595,000  $23,857,300  $23,857,300
                              ==========  ===========  ===========  ===========
LIABILITIES, REDEEMABLE
 CONVERTIBLE PREFERRED STOCK
 AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable to
  stockholders..............  $    8,000  $       --   $       --   $       --
 Accounts payable...........   1,070,400    3,139,700    7,405,300    7,405,300
 Accrued expenses...........     242,500    1,935,500    2,027,000    2,027,000
 Customer deposits..........   1,382,700    2,082,200    7,209,100    7,209,100
 Deferred revenue...........     152,100      766,600    1,834,700    1,834,700
 Income taxes payable.......     121,000      720,000          --           --
                              ----------  -----------  -----------  -----------
  Total current
   liabilities..............   2,976,700    8,644,000   18,476,100   18,476,100
                              ----------  -----------  -----------  -----------
Commitments (Note 10)
Series B redeemable
 convertible preferred
 stock, $.01 par value;
 1,000,000 shares of
 preferred stock authorized;
 650,487 shares designated,
 issued and outstanding at
 December 31, 1995 and June
 30, 1996, at issuance
 price, net of issuance
 costs; none outstanding on
 a pro forma basis at
 June 30, 1996 (unaudited)..         --     4,008,100    4,008,100          --
                              ----------  -----------  -----------  -----------
Stockholders' Equity:
 Series A convertible
  preferred stock, $.01 par
  value; 1,000,000 shares of
  preferred stock
  authorized; 30,000 shares
  designated, 11,808 shares
  issued at December 31,
  1994 and 1995 and June 30,
  1996, at issuance price;
  none outstanding on a pro
  forma basis at June 30,
  1996 (unaudited)..........         100          100          100          --
 Common stock, $.01 par
  value; 15,000,000 shares
  authorized; 9,309,615
  shares, 9,625,740 shares,
  9,631,418 shares and
  11,892,274 shares issued
  at December 31, 1994 and
  1995, June 30, 1996 and
  June 30, 1996 on a pro
  forma basis (unaudited),
  respectively..............      93,100       96,300       96,400      119,000
 Additional paid-in
  capital...................     366,700      373,600      414,200    4,399,800
 Retained earnings..........      60,700    1,271,500    3,393,600    3,393,600
 Treasury stock, 424,950
  shares of common at
  December 31, 1994 and
  1995; 856,200 shares of
  common and 1,286 shares of
  Series A convertible
  preferred at June 30, 1996
  and on a pro forma basis
  at June 30, 1996
  (unaudited), respectively,
  at cost...................      (3,600)     (3,600)   (2,531,200)  (2,531,200)
 Notes receivable from
  stockholders..............         --      (795,000)         --           --
                              ----------  -----------  -----------  -----------
  Total stockholders'
   equity...................     517,000      942,900    1,373,100    5,381,200
                              ----------  -----------  -----------  -----------
                              $3,493,700  $13,595,000  $23,857,300  $23,857,300
                              ==========  ===========  ===========  ===========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SEACHANGE INTERNATIONAL, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                         PERIOD FROM
                         JULY 9, 1993
                         (INCEPTION)        YEAR ENDED          SIX MONTHS ENDED
                           THROUGH         DECEMBER 31,             JUNE 30,
                         DECEMBER 31, ---------------------- -----------------------
                             1993        1994       1995        1995        1996
                         ------------ ---------- ----------- ----------- -----------
                                                             (UNAUDITED)
REVENUES:
 Systems................  $      --   $5,037,000 $21,999,300 $11,014,700 $22,906,200
 Services...............         --      116,100   1,203,300     562,700   1,448,000
 Software development
  contract..............     213,100     536,900         --          --           --
                          ----------  ---------- ----------- ----------- -----------
                             213,100   5,690,000  23,202,600  11,577,400  24,354,200
                          ----------  ---------- ----------- ----------- -----------
COSTS OF REVENUES:
 Systems................         --    3,405,600  14,916,900   7,052,000  14,429,700
 Services...............         --      176,500   1,641,000     549,000   1,816,400
 Software development
  contract..............     111,700     303,700         --          --           --
                          ----------  ---------- ----------- ----------- -----------
                             111,700   3,885,800  16,557,900   7,601,000  16,246,100
                          ----------  ---------- ----------- ----------- -----------
Gross profit............     101,400   1,804,200   6,644,700   3,976,400   8,108,100
                          ----------  ---------- ----------- ----------- -----------
OPERATING EXPENSES:
 Research and
  development...........      43,000     884,700   2,367,300   1,047,100   1,986,600
 Selling and marketing..      16,200     443,700   1,608,600     780,600   1,909,900
 General and
  administrative........      59,000     273,000     858,400     401,500     862,000
                          ----------  ---------- ----------- ----------- -----------
                             118,200   1,601,400   4,834,300   2,229,200   4,758,500
                          ----------  ---------- ----------- ----------- -----------
 Income (loss) from
  operations............     (16,800)    202,800   1,810,400   1,747,200   3,349,600
Interest income
 (expense), net.........      (1,100)      7,000     113,400      47,000     100,900
                          ----------  ---------- ----------- ----------- -----------
 Income (loss) before
  income taxes..........     (17,900)    209,800   1,923,800   1,794,200   3,450,500
Provision for income
 taxes..................         --       55,000     713,000     665,100   1,328,400
                          ----------  ---------- ----------- ----------- -----------
 Net income (loss)......  $  (17,900) $  154,800 $ 1,210,800 $ 1,129,100 $ 2,122,100
                          ==========  ========== =========== =========== ===========
Net income (loss) per
 share..................  $     (.01) $      .02 $       .10 $       .09 $       .18
                          ==========  ========== =========== =========== ===========
Weighted average common
 shares and equivalent
 common shares
 outstanding............   2,699,950   9,399,480  11,575,320  11,901,200  11,584,850
                          ==========  ========== =========== =========== ===========


   The accompanying notes are an integral partof these consolidated financial statements.

                         SEACHANGE INTERNATIONAL, INC.

     CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' EQUITY

      FOR THE PERIOD FROM JULY 9, 1993 (INCEPTION) THROUGH JUNE 30, 1996

                          SERIES B
                   REDEEMABLE CONVERTIBLE
                       PREFERRED STOCK
                   ------------------------
                   NUMBER OF
                     SHARES       AMOUNT
                   ------------------------
Issuance of
common stock.....        --    $        --
Net loss.........        --             --
                   ---------   ------------
 Balance at
 December 31,
 1993............        --             --
Issuance of
common stock.....        --             --
Conversion of
notes payable to
Series A
preferred stock..        --             --
Issuance of
Series A
preferred stock..        --             --
Purchase of
treasury stock...        --             --
Net income.......        --             --
                   ---------   ------------
 Balance at
 December 31,
 1994............        --             --
Issuance of
common stock.....        --             --
Issuance of
Series B
preferred stock,
net of issuance
costs of
$85,500..........    650,487      4,008,100
Loans to
stockholders.....        --             --
Net income.......        --             --
                   ---------   ------------
 Balance at
 December 31,
 1995............    650,487      4,008,100
Issuance of
common stock
pursuant to
exercise of stock
options..........        --             --
Compensation
expense
associated with
stock options....        --             --
Purchase of
treasury stock...        --             --
Net income.......        --             --
                   ---------   ------------
 Balance at June
 30, 1996........    650,487      4,008,100
Pro forma effect
of conversion of
preferred stock
into common stock
(unaudited)......   (650,487)    (4,008,100)
                   ---------   ------------
 Pro forma
 balance at June
 30, 1996
 (unaudited).....        --    $        --
                   =========   ============
                                                     STOCKHOLDERS' EQUITY (DEFICIT)
                   -----------------------------------------------------------------------------------------------------
                       SERIES A
                     CONVERTIBLE
                   PREFERRED STOCK      COMMON STOCK                  RETAINED                   NOTES         TOTAL
                   ----------------- ------------------- ADDITIONAL   EARNINGS                 RECEIVABLE  STOCKHOLDERS'
                   NUMBER OF         NUMBER OF    PAR     PAID-IN   (ACCUMULATED  TREASURY        FROM        EQUITY
                    SHARES   AMOUNT    SHARES    VALUE    CAPITAL     DEFICIT)      STOCK     STOCKHOLDERS   (DEFICIT)
                   --------- ------- ---------- -------- ---------- ------------ ------------ ------------ -------------
Issuance of
common stock.....       --   $ --     3,150,000 $ 31,500 $      --   $  (31,100) $       --    $     --     $       400
Net loss.........       --     --           --       --         --      (17,900)         --          --         (17,900)
                   --------- ------- ---------- -------- ---------- ------------ ------------ ------------ -------------
 Balance at
 December 31,
 1993............       --     --     3,150,000   31,500        --      (49,000)         --          --         (17,500)
Issuance of
common stock.....       --     --     6,159,615   61,600        --      (45,100)         --          --          16,500
Conversion of
notes payable to
Series A
preferred stock..     5,000    --           --       --     128,500         --           --          --         128,500
Issuance of
Series A
preferred stock..     6,808    100          --       --     238,200         --           --          --         238,300
Purchase of
treasury stock...       --     --           --       --         --          --        (3,600)        --          (3,600)
Net income.......       --     --           --       --         --      154,800          --          --         154,800
                   --------- ------- ---------- -------- ---------- ------------ ------------ ------------ -------------
 Balance at
 December 31,
 1994............    11,808    100    9,309,615   93,100    366,700      60,700       (3,600)        --         517,000
Issuance of
common stock.....       --     --       316,125    3,200      6,900         --           --          --          10,100
Issuance of
Series B
preferred stock,
net of issuance
costs of
$85,500..........       --     --           --       --         --          --           --          --              --
Loans to
stockholders.....       --     --           --       --         --          --           --     (795,000)      (795,000)
Net income.......       --     --           --       --         --    1,210,800          --          --       1,210,800
                   --------- ------- ---------- -------- ---------- ------------ ------------ ------------ -------------
 Balance at
 December 31,
 1995............    11,808    100    9,625,740   96,300    373,600   1,271,500       (3,600)   (795,000)       942,900
Issuance of
common stock
pursuant to
exercise of stock
options..........       --     --         5,678      100      4,400         --           --          --           4,500
Compensation
expense
associated with
stock options....       --     --           --       --      36,200         --           --          --          36,200
Purchase of
treasury stock...       --     --           --       --         --          --    (2,527,600)    795,000     (1,732,600)
Net income.......       --     --           --       --         --    2,122,100          --          --       2,122,100
                   --------- ------- ---------- -------- ---------- ------------ ------------ ------------ -------------
 Balance at June
 30, 1996........    11,808    100    9,631,418   96,400    414,200   3,393,600   (2,531,200)        --       1,373,100
Pro forma effect
of conversion of
preferred stock
into common stock
(unaudited)......   (11,808)  (100)   2,260,856   22,600  3,985,600         --           --          --       4,008,100
                   --------- ------- ---------- -------- ---------- ------------ ------------ ------------ -------------
 Pro forma
 balance at June
 30, 1996
 (unaudited).....       --   $ --    11,892,274 $119,000 $4,399,800  $3,393,600  $(2,531,200)  $     --     $ 5,381,200
                   ========= ======= ========== ======== ========== ============ ============ ============ =============

  The accompanying notes are an integral part of these consolidated financial statements.

                         SEACHANGE INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                             PERIOD FROM           YEAR ENDED             SIX MONTHS ENDED
                            JULY 9, 1993          DECEMBER 31,                JUNE 30,
                         (INCEPTION) THROUGH ------------------------  ------------------------
                          DECEMBER 31, 1993     1994         1995         1995         1996
                         ------------------- -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net income (loss).....       $ (17,900)     $   154,800  $ 1,210,800  $ 1,129,100  $ 2,122,100
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization.........             800           38,900      230,200       80,400      528,000
 Inventory valuation
  allowance............             --               --        56,200          --       413,800
 Compensation expense
  associated with stock
  options..............             --               --           --           --        36,200
 Deferred income
  taxes................             --           (66,000)     (85,000)      45,000     (186,000)
 Changes in assets and
  liabilities:
  Accounts receivable..             --        (1,375,200)  (2,035,000)  (2,066,300)  (4,732,500)
  Inventories..........             --          (962,200)  (2,280,000)  (1,237,500)  (6,575,700)
  Prepaid expenses and
   other assets........          (6,400)         (31,800)     (14,900)        (200)    (333,100)
  Accounts payable.....           5,200        1,065,000    2,069,300      682,200    4,265,600
  Accrued expenses.....          36,400          209,800    1,693,000      897,200     (108,500)
  Customer deposits....             --         1,382,700      699,500       25,000    5,126,900
  Deferred revenue.....          71,700           80,500      614,500      293,700    1,068,100
  Income taxes
   payable.............             --           121,000      599,000      416,500     (720,000)
                              ---------      -----------  -----------  -----------  -----------
   Net cash provided by
    operating
    activities.........          89,800          617,500    2,757,600      265,100      904,900
                              ---------      -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Purchase of software..             --               --           --           --      (450,000)
 Purchases of property
  and equipment........         (13,900)        (207,300)    (659,400)    (244,700)    (697,800)
                              ---------      -----------  -----------  -----------  -----------
   Net cash used in
    investing
    activities.........         (13,900)        (207,300)    (659,400)    (244,700)  (1,147,800)
                              ---------      -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Issuance (repayment)
  of notes payable.....           8,000              --        (8,000)      (8,000)         --
 Proceeds from issuance
  of convertible
  preferred stock,
  net..................             --           238,300    4,008,100          --           --
 Proceeds from issuance
  of convertible notes
  payable..............         125,000              --           --           --           --
 Proceeds from issuance
  of common stock......             400           16,500       10,100        7,300        4,500
 Purchase of treasury
  stock................             --            (3,600)         --           --    (2,022,600)
 (Loans to) repayments
  from stockholders....             --               --      (795,000)         --       290,000
                              ---------      -----------  -----------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities.........         133,400          251,200    3,215,200         (700)  (1,728,100)
                              ---------      -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........         209,300          661,400    5,313,400       19,700   (1,971,000)
Cash and cash
 equivalents, beginning
 of period.............             --           209,300      870,700      870,700    6,184,100
                              ---------      -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period................       $ 209,300      $   870,700  $ 6,184,100  $   890,400  $ 4,213,100
                              =========      ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Interest paid.........       $   1,100      $     3,700  $       --   $       --   $       --
                              =========      ===========  ===========  ===========  ===========
 Income taxes paid.....       $     --       $       --   $   180,000  $   180,000  $ 2,562,400
                              =========      ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF NONCASH ACTIVITY:
 Conversion of notes
  payable plus accrued
  interest to Series A
  convertible preferred
  stock................             --           128,500          --           --           --
 Receipt of computer
  equipment in lieu of
  cash payment of
  accounts receivable
  from customer........             --               --        75,000          --           --
 Transfer of items
  originally classified
  as inventories to
  fixed assets.........             --           171,500      576,000       41,100    1,725,500
 Purchase of treasury
  stock in lieu of cash
  payment of notes
  receivable from
  stockholders.........             --               --           --           --       505,000

  The accompanying notes are an integral part of these consolidated financial statements.

                         SEACHANGE INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  The Company develops software-based products to manage, store and distribute digital video. Through June 30, 1996, substantially all of the Company's revenues have been derived from sales of digital video insertion systems (the "SeaChange SPOT System") to cable television operators and telecommunications companies in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies followed in the preparation of the accompanying consolidated financial statements are as follows:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

 Revenue Recognition

  Revenue from the sale of systems is recognized upon shipment provided that there are no uncertainties regarding customer acceptance and collection of the related receivable is probable. If uncertainties exist, such as performance criteria beyond the Company's standard terms and conditions, revenue is recognized upon customer acceptance. Installation and training revenue is deferred and recognized as these services are performed. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements, generally twelve months. Customer deposits represent advance payments from customers for systems.

  Revenue from the software development contract was recognized pursuant to the related agreement as work was performed and defined milestones were attained. Nonrefundable payments received under the contract prior to the attainment of defined milestones were recorded as deferred revenue.

 Concentration of Credit Risk and Significant Customers

  Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To minimize this risk, the Company evaluates customers' financial condition and requires advance payments from the majority of its customers. At December 31, 1995 and June 30, 1996, the Company had an allowance for doubtful accounts of $40,000 and $60,000, respectively, to provide for potential credit losses and such losses to date have not exceeded management's expectations.

  For the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996, certain customers accounted for more than 10% of the Company's revenues. Individual customers accounted for 50%, 18%, 11% and 10% of revenues in 1994; 29%, 29%, 16% and 12% in 1995; and 26%, 19%, 13% and 10% in the six-
month period ended June 30, 1996.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         SEACHANGE INTERNATIONAL, INC.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in U.S. government securities that are subject to minimal credit and market risk.

  At December 31, 1995 and June 30, 1996, the Company's cash equivalents include approximately $4,700,000 and $4,200,000 of U.S. government securities, respectively. These securities are classified as held-to-maturity and are stated at amortized cost, which approximates fair market value.

 Property and Equipment

  Property and equipment consist of office and computer equipment, leasehold improvements, demonstration equipment and spare components and assemblies used to service the Company's installed base. Demonstration equipment consists of systems manufactured by the Company for use in the Company's marketing and selling efforts. Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method. Maintenance and repair costs are expensed as incurred.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist primarily of components and subassemblies and finished products held for sale. Rapid technological change and new product introductions and enhancements could result in excess or obsolete inventory. To minimize this risk, the Company evaluates inventory levels and expected usage on a periodic basis and records valuation allowances as required.

  The Company is dependent upon certain vendors for the manufacture of significant components of its digital advertising insertion system. If these vendors were to become unwilling or unable to continue to manufacture these products in required volumes, the Company would have to identify and qualify acceptable alternative vendors. The inability to develop alternate sources, if required in the future, could result in delays or reductions in product shipments.

 Research and Development and Software Development Costs

  Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishing technological feasibility and capitalized thereafter until the product is released for sale. Software development costs eligible for capitalization to date have not been material to the Company's financial statements. Costs associated with acquired software rights are capitalized if technological feasibility of the software has been established.

  At June 30, 1996, other assets includes $623,000 of purchased software, net of amortization. The software is amortized over its estimated economic life of two years and the related amortization expense for the six months ended June 30, 1996 totaled $27,000 and is included in the cost of systems revenues.

 Stock Compensation

  The Company's employee stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." (See Note 9.)

                         SEACHANGE INTERNATIONAL, INC.

 Advertising Costs

  Advertising costs are charged to expense as incurred. Advertising costs were $0, $34,800, $173,900 and $119,000 for the period ended December 31, 1993, the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively.

 Net Income (Loss) Per Share

  Net income (loss) per share was determined by dividing net income (loss) by the weighted average number of common shares and common share equivalents outstanding during the period. Common share equivalents are comprised of common stock options and convertible preferred stock and have been included in the calculation to the extent their effect is dilutive, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common share equivalents issued at prices below the anticipated initial public offering price in the twelve months preceding the anticipated initial public offering have been included in the calculation for all periods presented, including the period July 9, 1993 (inception) through December 31, 1993, in which the Company incurred a net loss.

 Unaudited Pro Forma Information

  The unaudited pro forma information at June 30, 1996 included in the consolidated balance sheet and the consolidated statement of redeemable convertible preferred stock and stockholders' equity reflects the automatic conversion of the Series A and Series B preferred stock into 2,260,856 shares of common stock upon the closing of the Company's anticipated initial public offering.

 Interim Financial Data

  The interim financial data for the six months ended June 30, 1995 is unaudited. In the opinion of management, this interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for this interim period. The interim financial data for the six months ended June 30, 1996 is not necessarily indicative of the results of operations for the full year.

3. INVENTORIES

  Inventories consist of the following:

                                                    DECEMBER 31,
                                                 -------------------  JUNE 30,
                                                   1994      1995       1996
                                                 -------- ---------- ----------
Components and assemblies....................... $546,700 $2,261,100 $4,434,900
Finished products...............................  244,000    177,400  2,440,000
                                                 -------- ---------- ----------
                                                 $790,700 $2,438,500 $6,874,900
                                                 ======== ========== ==========

                         SEACHANGE INTERNATIONAL, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                      ESTIMATED     DECEMBER 31,
                                     USEFUL LIFE -------------------  JUNE 30,
                                       (YEARS)     1994      1995       1996
                                     ----------- -------- ---------- ----------
Office furniture and equipment......       5     $ 34,900 $  108,300 $  264,600
Computer equipment..................       3      357,700  1,156,300  1,875,800
Demonstration equipment.............       3          --         --     830,000
Service and spare components........       5          --     350,000  1,050,400
Leasehold improvements..............     1-3          --      47,700     45,100
                                                 -------- ---------- ----------
                                                  392,600  1,662,300  4,065,900
Less--Accumulated depreciation......               39,700    229,200    710,400
                                                 -------- ---------- ----------
                                                 $352,900 $1,433,100 $3,355,500
                                                 ======== ========== ==========

  Depreciation expense was $800, $38,900, $230,200 and $501,000 for the period ended December 31, 1993, the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively.

5. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                    DECEMBER 31,
                                                 -------------------  JUNE 30,
                                                   1994      1995       1996
                                                 -------- ---------- ----------
Accrued software license fees................... $164,000 $  444,000 $  445,900
Accrued sales and use taxes.....................   53,100  1,247,800    614,800
Other accrued expenses..........................   25,400    243,700    966,300
                                                 -------- ---------- ----------
                                                 $242,500 $1,935,500 $2,027,000
                                                 ======== ========== ==========

6. INCOME TAXES

  The components of the provision for income taxes are as follows:

                                                    YEAR ENDED       SIX MONTHS
                                                   DECEMBER 31,        ENDED
                                                 ------------------   JUNE 30,
                                                   1994      1995       1996
                                                 --------  --------  ----------
Current provision:
  Federal....................................... $116,000  $652,000  $1,232,400
  State.........................................    5,000   146,000     282,000
                                                 --------  --------  ----------
                                                  121,000   798,000   1,514,400
                                                 --------  --------  ----------
Deferred benefit:
  Federal.......................................  (51,000)  (65,000)   (139,000)
  State.........................................  (15,000)  (20,000)    (47,000)
                                                 --------  --------  ----------
                                                  (66,000)  (85,000)   (186,000)
                                                 --------  --------  ----------
                                                 $ 55,000  $713,000  $1,328,400
                                                 ========  ========  ==========

                         SEACHANGE INTERNATIONAL, INC.

  The components of deferred tax assets and liabilities are as follows:

                                                        DECEMBER 31,
                                                      ---------------- JUNE 30,
                                                       1994     1995     1996
                                                      ------- -------- --------
Deferred tax assets:
  Inventory basis difference......................... $20,000 $ 55,300 $229,000
  Allowance for doubtful accounts....................     --    15,700   24,000
  Deferred revenue...................................  61,000   92,100  111,000
                                                      ------- -------- --------
    Total deferred tax assets........................  81,000  163,100  364,000
Deferred tax liabilities.............................  15,000   12,100   27,000
                                                      ------- -------- --------
Net deferred tax assets.............................. $66,000 $151,000 $337,000
                                                      ======= ======== ========

  The income tax provision computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

                                                        YEAR ENDED    SIX MONTHS
                                                       DECEMBER 31,     ENDED
                                                       --------------  JUNE 30,
                                                        1994   1995      1996
                                                       ------  ------ ----------
Statutory U.S. federal tax rate.......................   34.0%  34.0%    34.0%
State taxes, net of federal tax benefit...............    1.7    4.4      4.4
Utilization of operating loss carryforwards...........   (0.5)   --       --
Research and development tax credits..................  (10.9)  (2.8)     --
Foreign sales corporation exempt income...............    --     --      (0.4)
Nondeductible expenses................................    1.9    1.5      0.5
Other.................................................    --     --       --
                                                       ------  -----     ----
                                                         26.2%  37.1%    38.5%
                                                       ======  =====     ====

7. PREFERRED STOCK

 Voting Rights

  Stockholders of both classes of convertible preferred stock are entitled to votes equal to the number of common shares into which the shares of preferred stock are convertible.

 Dividends

  Cash dividends on the Series A convertible preferred stock ("Series A Stock") and the Series B redeemable convertible preferred stock ("Series B Stock") (collectively, "Convertible Preferred Stock") are payable no later than any dividends are paid on common stock and must be at least equal to the per share amount paid or set aside for the common stock. As of June 30, 1996, no dividends have been declared.

 Conversion

  The Convertible Preferred Stock is convertible into common stock at the option of the holder, at any time, however, the Series B Stock may not be converted prior to certain events. The Series A Stock conversion rate is one hundred and fifty shares of common stock for one share of Series A Stock. The Series B Stock conversion rate is a maximum of 2.625 shares of common stock for one share of Series B Stock, based on a formula. The Series A Stock is automatically convertible into common stock upon the closing of an initial public offering in which net proceeds to the Company equal or exceed $5,000,000. The Series B Stock is automatically convertible

                         SEACHANGE INTERNATIONAL, INC.

into common stock upon the closing of an initial public offering in which net proceeds to the Company equals or exceeds $15,000,000 and in which the price paid by the public for such shares are at least twice the then conversion value per share. The unaudited pro forma information at June 30, 1996, included in the consolidated financial statements, assumes the conversion of each share of Series B Stock into 1.0493 shares of Common Stock.

 Redemption

  If the Company has not consummated an initial public offering prior to October 31, 2000, holders of at least 30% of the Series B Stock have the right to require the Company to repurchase any or all of their shares. In addition, if such request is made the Company must offer to redeem all shares of the Series B Stock. The redemption price shall be the fair market value as of the date of redemption, as agreed upon in good faith by the Company and the stockholders. The Company may issue interest-bearing promissory notes in satisfaction of its redemption obligation, to the extent that the aggregate redemption price exceeds 50% of its working capital as of the redemption date.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the affairs of the Company, the convertible preferred stockholders are entitled to receive prior to and in preference to the common stockholders, an amount equal to the greater of (i) in the case of the Series A Stock, $35.00 per share plus declared but unpaid dividends and (ii) in the case of Series B Stock, $7.802 per share plus declared but unpaid dividends at a rate of 6% compounded annually or (iii) such amount per share as would have been payable had each share of Series A Stock or Series B Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. Any remaining assets of the Company shall be distributed ratably to all other stockholders.

 Stock Authorization

  Upon the closing of the Company's anticipated public offering, the Board of Directors will be authorized to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges to be determined by the Board of Directors, including, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

8. COMMON STOCK

 Stock Splits

  Effective August 3, 1995, the Company's Board of Directors approved a 100-for-1 stock split of the Company's common stock. All shares of common stock, common stock options, preferred stock conversion ratios and per share amounts included in the accompanying consolidated financial statements have been adjusted to give retroactive effect to the stock split for all periods presented.

  On September 6, 1996, the Board of Directors authorized a 3-for-2 stock split of the Company's common stock, which was effective on October 30, 1996. All shares of common stock, common stock options, preferred stock conversion ratios and per share amounts included in the accompanying consolidated financial statements have been adjusted to give retroactive effect to the stock split for all periods presented.

                         SEACHANGE INTERNATIONAL, INC.

 Restriction Agreements

  The holders of 7,075,800 common shares have entered into stock restriction and repurchase agreements under which the Company has the right to repurchase unvested common shares at the original issuance price and vested common shares at fair value upon termination of a business relationship with the Company. Common shares subject to these agreements vest ratably over a five-year period and, at June 30, 1996, 4,571,430 of such shares are unvested. In addition, the Company has a right of first refusal to repurchase any vested shares offered for sale by the holder.

 Stock Repurchase

  During January 1996, the Company repurchased 431,250 shares of its common stock and 1,286 shares of Series A Stock from certain employees and directors of the Company. Of the common stock repurchased, 21,750 shares were held by the stockholders for less than six months from the time the shares became vested. Accordingly, compensation expense was recorded for the difference between the repurchase price and the original purchase price paid by the stockholders. Compensation expense recorded as a result of this transaction was $91,000.

 Notes Receivable from Stockholders

  The principal amount of the notes receivable from certain stockholders at December 31, 1995 was payable at the earlier of (i) six months from the date of issuance or (ii) the closing of any sale to a third party or redemption by the Company of pledged shares of the Company's common stock or preferred stock. Interest on the principal amount outstanding accrued at a rate of 5.9% per annum. These loans were secured by common stock held by the noteholders and, consequently, the loans are reflected as an offset to stockholders' equity at December 31, 1995. In January 1996, the notes were settled in connection with the repurchase by the Company of the common shares and Series A preferred shares noted above.

 Reserved Shares

  At June 30, 1996, the Company has 3,285,828 shares and 1,954,448 shares of common stock reserved for issuance upon the conversion of the convertible preferred stock and the exercise of common stock options, respectively.

9. STOCK PLANS

 1995 Stock Option Plan

  The Amended and Restated 1995 Stock Option Plan (the "1995 Stock Option Plan") provides for the grant of incentive stock options and nonqualified stock options for the purchase of up to an aggregate of 1,950,000 shares of the Company's common stock by officers, employees, consultants and directors of the Company. The Board of Directors is responsible for administration of the 1995 Stock Option Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over five years. The Company may not grant an employee incentive stock options with a fair value in excess of $100,000 that is first exercisable during any one calendar year.

                         SEACHANGE INTERNATIONAL, INC.

  Incentive stock options may be granted to employees at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Nonqualified stock options may be granted to any officer, employee, director or consultant at an exercise price per share, as determined by the Company's Board of Directors.

  Options granted under the 1995 Stock Option Plan generally expire ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock).

 Director Stock Option Plan

  In June 1996, the Company's Board of Directors adopted and the stockholders approved a director stock option plan (the "Director Option Plan") which provides for the grant of options to full time directors of the Company to purchase a maximum of 30,000 shares of common stock. Under the Director Option Plan, each participating director will receive an option to purchase 3,375 shares of common stock. Options granted under the Director Option Plan will vest as to 33 1/3% of the shares underlying the option immediately upon the date of the grant, and will vest as to an additional 8 1/3% of the shares underlying the option at the end of each of the next 8 quarters, provided that the optionee remains a director. Directors will also receive, on each three-year anniversary of such director's option grant date, an additional option to purchase 3,375 shares of common stock, provided that such director continues to serve on the Board of Directors. All options granted under the Director Option Plan have an exercise price equal to the fair value of the common stock on the date of grant and a term of ten years from the date of grant.

 Employee Stock Purchase Plan

  In September 1996, the Company's Board of Directors adopted and the stockholders approved an employee stock purchase plan (the "1996 Stock Purchase Plan") which provides for the issuance of a maximum of 300,000 shares of common stock to participating employees who meet eligibility requirements. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company's stock and directors who are not employees of the Company may not participate in the 1996 Stock Purchase Plan. The exercise price of the option is 85% of the lesser of the market price of the common stock on the first or last business day of each six-month plan period.

  Transactions under the 1995 Stock Option Plan and the Director Option Plan during the year ended December 31, 1995 and the six months ended June 30, 1996 are summarized as follows:

                                             YEAR ENDED     SIX MONTHS ENDED
                                          DECEMBER 31, 1995   JUNE 30, 1996
                                          ----------------- ------------------
                                                   WEIGHTED           WEIGHTED
                                                   AVERAGE            AVERAGE
                                                   EXERCISE           EXERCISE
                                           SHARES   PRICE    SHARES    PRICE
                                          -------- -------- --------  --------
Outstanding at beginning of period.......      --     --     327,120   $ .92
  Granted................................  327,120  $ .92    379,360    6.36
  Exercised..............................      --     --      (5,680)    .79
  Cancelled..............................      --     --     (31,000)   1.20
                                          --------          --------
Outstanding at period end................  327,120           669,800
                                          ========          ========
Options exercisable at period end........      --             33,710
                                          --------          --------
Weighted average fair value of options
 granted during the period............... $    .32          $   2.96
                                          ========          ========

                         SEACHANGE INTERNATIONAL, INC.

  In August 1996, the Company granted 17,625 options with an exercise price of $9.33. In September 1996, 25,275 options were granted with an exercise price of $10.67.

  The following table summarizes information about employee and director stock options outstanding at June 30, 1996:

                                               OPTIONS OUTSTANDING
                                  ----------------------------------------------
                                                     WEIGHTED
                                      NUMBER         AVERAGE         WEIGHTED
                                  OUTSTANDING AT    REMAINING        AVERAGE
RANGE OF EXERCISE PRICES          JUNE 30, 1996  CONTRACTUAL LIFE EXERCISE PRICE
------------------------          -------------- ---------------- --------------
  $ .50..........................    134,070            9.2           $ .50
    1.23-1.36....................    159,390            9.3            1.28
    4.19-5.00....................    112,440            9.6            4.44
    6.67-7.33....................    263,900           10.0            7.21
                                     -------
                                     669,800
                                     =======

                                                        OPTIONS EXERCISABLE
                                                   -----------------------------
                                                       NUMBER        WEIGHTED
                                                   EXERCISABLE AT    AVERAGE
RANGE OF EXERCISE PRICES                           JUNE 30, 1996  EXERCISE PRICE
------------------------                           -------------- --------------
  $ .50...........................................     30,330         $ .50
    1.23-1.36.....................................        --            --
    4.19-5.00.....................................        --            --
    6.67-7.33.....................................      3,380          7.33
                                                       ------
                                                       33,710
                                                       ======

 Fair Value Disclosures

  Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in FAS 123, the Company's net income and net income per share would have been as follows:

                                                                      SIX MONTHS
                                                          YEAR ENDED    ENDED
                                                         DECEMBER 31,  JUNE 30,
                                                             1995        1996
                                                         ------------ ----------
Net income:
  As reported...........................................  $1,210,800  $2,122,100
  Pro forma.............................................   1,207,800   2,103,500
Net income per share:
  As reported...........................................  $      .11  $      .18
  Pro forma.............................................         .10         .18

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for both periods; risk-free interest rates of 5.89% to 6.00% for options granted during the year ended December 31, 1995 and 5.36% to 6.34% for options granted during the six months ended June 30, 1996; and a weighted average expected option term of 5 years for both periods.

                         SEACHANGE INTERNATIONAL, INC.

  Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph and, because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

10. COMMITMENTS

  The Company leases its operating facilities and certain office equipment under noncancelable operating leases which expire at various dates through 1998. Rental expense under operating leases was approximately $4,600 for the period July 9, 1993 (inception) through December 31, 1993, $53,000 and $154,000 for the years ended December 31, 1994 and 1995, respectively, and $136,000 for the six months ended June 30, 1996. Future minimum lease payments as of June 30, 1996 are as follows:

   Six months ending December 31, 1996................................ $174,400
   1997...............................................................  409,300
   1998 (and thereafter)..............................................   95,500
                                                                       --------
                                                                       $679,200
                                                                       ========

11. EMPLOYEE BENEFIT PLAN

  The Company sponsors a 401(k) retirement savings plan. Participation in the plan is available to full-time employees who meet eligibility requirements. Eligible employees may contribute up to 15% of their salary, subject to certain limitations. Company contributions to the plan may be made at the discretion of the Board of Directors. Through June 30, 1996, the Company made no contributions.

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